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                                                                    Exhibit 10.1




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                          $80,000,000 CREDIT FACILITY
                                CREDIT AGREEMENT
                           DATED AS OF APRIL 30, 1998
                                  BY AND AMONG
                              PACKAGED ICE, INC.,
                                  AS BORROWER

                        ANTARES LEVERAGED CAPITAL CORP.
              FOR ITSELF, AS A LENDER AND AS AGENT FOR ALL LENDERS

                                      AND
                 THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
                                   AS LENDERS


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
                               TABLE OF CONTENTS

                                                                            PAGE
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
ARTICLE I. - THE CREDITS  . . . . . . . . . . . . . . . . . . . . . . . . . .  1
       1.1. Amounts and Terms of Commitments.   . . . . . . . . . . . . . . .  1
       1.2. Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.3. Interest.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.4. Loan Accounts.  . . . . . . . . . . . . . . . . . . . . . . . . .  5
       1.5. Procedure for Revolving Loan and Acquisition Loan Borrowings.   .  5
       1.6. Conversion and Continuation Elections.  . . . . . . . . . . . . .  6
       1.7. Optional Prepayments.   . . . . . . . . . . . . . . . . . . . . .  7
       1.8. Mandatory Prepayments of Loans.   . . . . . . . . . . . . . . . .  8
       1.9. Fees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
       1.10. Payments by the Borrower.  . . . . . . . . . . . . . . . . . . . 11
       1.11. Payments by the Lenders to the Agent.  . . . . . . . . . . . . . 11
       1.12. Disbursements of Advances; Settlements Among Agent and Lenders;
              Payments of Interest and Fees; Disgorgement Obligations.  . . . 12

ARTICLE II. - CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . 15
       2.1. Conditions of Initial Loans.  . . . . . . . . . . . . . . . . . . 15
       2.2. Conditions to All Borrowings.   . . . . . . . . . . . . . . . . . 19
       2.3. Additional Conditions to Acquisition Loans.   . . . . . . . . . . 20

ARTICLE III. - REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . 21
       3.1. Corporate Existence and Power.  . . . . . . . . . . . . . . . . . 21
       3.2. Corporate Authorization; No Contravention.  . . . . . . . . . . . 22
       3.3. Governmental Authorization.   . . . . . . . . . . . . . . . . . . 23
       3.4. Binding Effect.   . . . . . . . . . . . . . . . . . . . . . . . . 23
       3.5. Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       3.6. No Default.   . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       3.7. ERISA Compliance.   . . . . . . . . . . . . . . . . . . . . . . . 24
       3.8. Use of Proceeds; Margin Regulations.  . . . . . . . . . . . . . . 24
       3.9. Title to Properties.  . . . . . . . . . . . . . . . . . . . . . . 24
       3.10. Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       3.11. Financial Condition.   . . . . . . . . . . . . . . . . . . . . . 24
       3.12. Environmental Matters.   . . . . . . . . . . . . . . . . . . . . 25
       3.13. Collateral Documents.  . . . . . . . . . . . . . . . . . . . . . 26
       3.14. Regulated Entities.  . . . . . . . . . . . . . . . . . . . . . . 26
       3.15. Solvency.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       3.16. Labor Relations.   . . . . . . . . . . . . . . . . . . . . . . . 26
       3.17. Copyrights, Patents, Trademarks and Licenses, etc.   . . . . . . 26

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
       3.18. Subsidiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . 27
       3.19. Brokers' Fees; Transaction Fees.   . . . . . . . . . . . . . . . 27
       3.20. Insurance.   . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       3.21. Full Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE IV. - AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . 27
       4.1. Financial Statements.   . . . . . . . . . . . . . . . . . . . . . 28
       4.2. Certificates; Borrowing Base Certificates; Other Information.   . 29
       4.3. Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       4.4. Preservation of Corporate Existence, Etc.   . . . . . . . . . . . 32
       4.5. Maintenance of Property.  . . . . . . . . . . . . . . . . . . . . 32
       4.6. Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       4.7. Payment of Obligations.   . . . . . . . . . . . . . . . . . . . . 33
       4.8. Compliance with Laws.   . . . . . . . . . . . . . . . . . . . . . 33
       4.9. Inspection of Property and Books and Records.   . . . . . . . . . 34
       4.10. Use of Proceeds.   . . . . . . . . . . . . . . . . . . . . . . . 34
       4.11. Solvency.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       4.12. Further Assurances.  . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE V. - NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 35
       5.1. Limitation on Liens.  . . . . . . . . . . . . . . . . . . . . . . 35
       5.2. Disposition of Assets.  . . . . . . . . . . . . . . . . . . . . . 37
       5.3. Consolidations and Mergers.   . . . . . . . . . . . . . . . . . . 38
       5.4. Loans and Investments.  . . . . . . . . . . . . . . . . . . . . . 38
       5.5. Limitation on Indebtedness.   . . . . . . . . . . . . . . . . . . 38
       5.6. Transactions with Affiliates.   . . . . . . . . . . . . . . . . . 39
       5.7. Management Fees and Compensation.   . . . . . . . . . . . . . . . 40
       5.8. Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . 40
       5.9. Contingent Obligations.   . . . . . . . . . . . . . . . . . . . . 40
       5.10. Compliance with ERISA.   . . . . . . . . . . . . . . . . . . . . 40
       5.11. Restricted Payments.   . . . . . . . . . . . . . . . . . . . . . 41
       5.12. Change in Business.  . . . . . . . . . . . . . . . . . . . . . . 42
       5.13. Change in Structure; Issuance of Disqualified Stock.   . . . . . 42
       5.14. Accounting Changes.  . . . . . . . . . . . . . . . . . . . . . . 42
       5.15. Amendments to Related Agreements; Indenture.   . . . . . . . . . 42
       5.16. Acquisitions.  . . . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE VI. - FINANCIAL  COVENANTS  . . . . . . . . . . . . . . . . . . . . . 44
       6.1. Capital Expenditures.   . . . . . . . . . . . . . . . . . . . . . 44
       6.2. Leverage Ratio.   . . . . . . . . . . . . . . . . . . . . . . . . 45
       6.3. Fixed Charge Coverage Ratio.  . . . . . . . . . . . . . . . . . . 46
       6.4. Interest Coverage Ratio.  . . . . . . . . . . . . . . . . . . . . 46




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
ARTICLE VII. - EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . 47
       7.1. Event of Default.   . . . . . . . . . . . . . . . . . . . . . . . 47
       7.2. Remedies.   . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
       7.3. Rights Not Exclusive.   . . . . . . . . . . . . . . . . . . . . . 50
       7.4. Cash Collateral for Letters of Credit.  . . . . . . . . . . . . . 50

ARTICLE VIII. - THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . 50
       8.1. Appointment and Authorization.  . . . . . . . . . . . . . . . . . 50
       8.2. Delegation of Duties.   . . . . . . . . . . . . . . . . . . . . . 50
       8.3. Liability of Agent.   . . . . . . . . . . . . . . . . . . . . . . 51
       8.4. Reliance by Agent.  . . . . . . . . . . . . . . . . . . . . . . . 51
       8.5. Notice of Default.  . . . . . . . . . . . . . . . . . . . . . . . 51
       8.6. Credit Decision.  . . . . . . . . . . . . . . . . . . . . . . . . 52
       8.7. Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . 52
       8.8. Agent in Individual Capacity.   . . . . . . . . . . . . . . . . . 53
       8.9. Successor Agent.  . . . . . . . . . . . . . . . . . . . . . . . . 53
       8.10. Collateral Matters.  . . . . . . . . . . . . . . . . . . . . . . 54

ARTICLE IX. - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 55
       9.1. Amendments and Waivers.   . . . . . . . . . . . . . . . . . . . . 55
       9.2. Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
       9.3. No Waiver; Cumulative Remedies.   . . . . . . . . . . . . . . . . 56
       9.4. Costs and Expenses.   . . . . . . . . . . . . . . . . . . . . . . 56
       9.5. INDEMNITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
       9.6. Marshaling; Payments Set Aside.   . . . . . . . . . . . . . . . . 59
       9.7. Successors and Assigns.   . . . . . . . . . . . . . . . . . . . . 59
       9.8. Assignments, Participations, etc.   . . . . . . . . . . . . . . . 59
       9.9. Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . . . 61
       9.10. Set-off; Sharing of Payments.  . . . . . . . . . . . . . . . . . 62
       9.11. Notification of Addresses, Lending Offices, Etc.   . . . . . . . 62
       9.12. Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . 63
       9.13. Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . 63
       9.14. Captions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
       9.15. Independence of Provisions.  . . . . . . . . . . . . . . . . . . 63
       9.16. Interpretation.  . . . . . . . . . . . . . . . . . . . . . . . . 63
       9.17. No Third Parties Benefited.  . . . . . . . . . . . . . . . . . . 63
       9.18. Governing Law and Jurisdiction.  . . . . . . . . . . . . . . . . 63
       9.19. Waiver of Jury Trial.  . . . . . . . . . . . . . . . . . . . . . 64
       9.20. Entire Agreement; Release.   . . . . . . . . . . . . . . . . . . 65

ARTICLE X. - TAXES, YIELD PROTECTION AND ILLEGALITY . . . . . . . . . . . . . 65
       10.1. Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
       10.2. Illegality.  . . . . . . . . . . . . . . . . . . . . . . . . . . 67

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
       10.3. Increased Costs and Reduction of Return.   . . . . . . . . . . . 68
       10.4. Funding Losses.  . . . . . . . . . . . . . . . . . . . . . . . . 69
       10.5. Inability to Determine Rates.  . . . . . . . . . . . . . . . . . 69
       10.6. Reserves on LIBOR Rate Loans.  . . . . . . . . . . . . . . . . . 70
       10.7. Certificates of Lenders.   . . . . . . . . . . . . . . . . . . . 70
       10.8. Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
       10.9. Replacement of Lender in Respect of Increased Costs.   . . . . . 70

ARTICLE XI. - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 71
       11.1. Defined Terms.   . . . . . . . . . . . . . . . . . . . . . . . . 71
       11.2. Other Interpretive Provisions.   . . . . . . . . . . . . . . . . 89
       11.3. Accounting Principles.   . . . . . . . . . . . . . . . . . . . . 89

SCHEDULES

Schedule 1.1(a)            Revolving Loan Commitments
Schedule 1.1(c)            Acquisition Loan Commitments
Schedule 2.1               Material Owned Facilities
Schedule 3.2               Capitalization
Schedule 3.5               Litigation
Schedule 3.7               ERISA
Schedule 3.9               Owned Real Property
Schedule 3.17              Intellectual Property
Schedule 3.19              Brokers' Fees
Schedule 5.1               Liens
Schedule 5.5               Indebtedness
Schedule 5.9               Contingent Obligations
Schedule 11.1              Prior Indebtedness

EXHIBITS

Exhibit 1.8(d)             Excess Cash Flow Certificate
Exhibit 4.2(b)             Compliance Certificate
Exhibit 11.1(a)            Acquisition Note
Exhibit 11.1(b)            Borrowing Base Certificate
Exhibit 11.1(c)            Notice of Borrowing
Exhibit 11.1(d)            Notice of Continuation/Conversion
Exhibit 11.1(e)            Revolving Note

                                CREDIT AGREEMENT

       This CREDIT AGREEMENT (this "Agreement") is entered into as of April 30, 1998, by and among Packaged Ice, Inc., a Texas corporation (the "Borrower"), Antares Leveraged Capital Corp., a Delaware corporation, as agent (the "Agent") for the several financial institutions from time to time party to this Agreement (collectively, the "Lenders" and individually each a "Lender") and for itself as a Lender, and such Lenders.

                              W I T N E S S E T H:

       WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a revolving credit facility (including a letter of credit subfacility) and an acquisition credit facility upon and subject to the terms and conditions set forth in this Agreement;

       NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                            ARTICLE I. - THE CREDITS

       1.1.   Amounts and Terms of Commitments.

       (a)    The Revolving Credit.    Each Lender with a Revolving Loan
Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower (each such Loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Lender's name in Schedule 1.1(a) under the heading "Revolving Loan Commitment" (such amount as the same may be reduced from time to time as a result of one or more assignments pursuant to Section 9.8, being referred to herein as such Lender's "Revolving Loan Commitment"); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(a) may be repaid and reborrowed from time to time. The "Maximum Revolving Loan Balance" from time to time will be the lesser of:

       (i) the Borrowing Base at such time (as calculated pursuant to the most recent Borrowing Base Certificate required to be delivered pursuant to subsection 4.2(d)), less the sum of the aggregate amount of Letter of Credit Participation Liability at such time and the aggregate principal amount of all Acquisition Loans outstanding at such time, or

       (ii) the Aggregate Revolving Loan Commitment then in effect, less the aggregate amount of Letter of Credit Participation Liability.

       If at any time the Revolving Loans exceed the Maximum Revolving Loan Balance, then Revolving Loans (and/or Acquisition Loans in the event the Revolving Loans exceed the Maximum Revolving Loan Balance due to clause (i) above) must be repaid within thirty (30) days in an amount sufficient to eliminate such excess.

       (b)    Lender Letters of Credit and Letter of Credit Participation
Agreements.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for (i) the issuance of letters of credit by Agent (each such letter of credit, a "Lender Letter of Credit") or (ii) the issuance of letter of credit participation agreements by Agent (each such letter of credit participation, a "Letter of Credit Participation Agreement") to confirm payment to banks (whether or not such banks are Lenders) which issue letters of credit for the account of Borrower on behalf of each Lender having a Revolving Loan Commitment (severally and not jointly) according to such Lender's Revolving Loan Commitment. The aggregate amount of Letter of Credit Participation Liability with respect to all Lender Letters of Credit and Letter of Credit Participation Agreements outstanding at any time shall not exceed $2,000,000.

       The Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse the Agent for any amounts paid by the Agent under any Lender Letter of Credit or Letter of Credit Participation Agreement. The Borrower hereby authorizes and directs the Lenders with Revolving Loan Commitments, at the Agent's option, to make a Revolving Loan in the amount of any payment made by the Agent with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement. All amounts paid by the Agent with respect to any Lender Letter of Credit or Letter of Credit Participation Agreement that are not immediately repaid by Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate then applicable to Revolving Loans, calculated using the Base Rate and the Applicable Margin in effect.
Each Lender agrees to fund its Commitment Percentage of any Revolving Loan made pursuant to this subsection 1.1(b) and, if no such Revolving Loans are made, each Lender with a Revolving Loan Commitment agrees to purchase, and shall be deemed to have purchased, a participation in such Lender Letter of Credit or Letter of Credit Participation Agreement in an amount equal to its ratable share of such Lender Letter of Credit or Letter of Credit Participation Agreement based upon the Revolving Loan Commitments then in effect and each Lender agrees to pay to the Agent such share of any payments made by the Agent under such Lender Letter of Credit or Letter of Credit Participation Agreement. The obligations of each Lender under the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 2.2 hereof.

       In addition to all other terms and conditions set forth in this Agreement, the issuance by Agent of any Lender Letter of Credit or Letter of Credit Participation Agreement shall be subject to the conditions precedent that the Lender Letter of Credit, Letter of Credit Participation

Agreement or the letter of credit or written contract for which Borrower requests a Letter of Credit Participation Agreement shall support a transaction entered into by Borrower in the Ordinary Course of Business of the Borrower and shall be in such form, be for such amount, and contain such terms as are reasonably satisfactory to Agent.

       The expiration date of each Lender Letter of Credit shall be on a date which is the earlier of (a) one year from its date of issuance, or (b) the thirtieth (30th) day before the Revolving Termination Date. Each Letter of Credit Participation Agreement shall provide that the Letter of Credit Participation Agreement terminates and all demands or claims for payment must be presented by a date certain, which date will be the earlier of (a) one year from its date of issuance, or (b) the thirtieth day before the Revolving Termination Date.

       Borrower shall give Agent at least ten (10) Business Days prior notice specifying the date a Lender Letter of Credit or Letter of Credit Participation Agreement is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the drawing terms for the Lender Letter of Credit or form of each letter of credit or other written contract which will be supported by the Letter of Credit Participation Agreement.

       (c)    The Acquisition Credit.    Each Lender with an Acquisition Loan
Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make Loans to the Borrower in connection with the financing of Acquisitions (each such Loan, an "Acquisition Loan") from time to time on any Business Day during the period from the Closing Date to the Acquisition Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite the Lender's name in Schedule 1.1(c) under the heading "Acquisition Loan Commitment" (such amount as the same may be reduced as a result of one or more assignments pursuant to Section 9.8, being referred to herein as such Lender's "Acquisition Loan Commitment", provided that from and after the Acquisition Termination Date, "Acquisition Loan Commitment" shall refer to the outstanding amount of such Lender's Acquisition Loans); provided, however, that after giving effect to any Borrowing of Acquisition Loans, the aggregate principal amount of all outstanding Acquisition Loans shall not exceed the Maximum Acquisition Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(c) may be repaid and reborrowed from time to time. The "Maximum Acquisition Loan Balance" from time to time will be the lesser of:

              (i) the Borrowing Base at such time, less the sum of the aggregate amount of Letter of Credit Participation Liability at such time and the aggregate unpaid principal amount of all Revolving Loans outstanding at such time, or

              (ii)   the Aggregate Acquisition Loan Commitment.

       If at any time the Acquisition Loans exceed the Maximum Acquisition Loan Balance, then Acquisition Loans (and/or Revolving Loans in the event the Acquisition Loans exceed the

Maximum Acquisition Loan Balance due to clause (i) above) must be repaid within thirty (30) days in an amount sufficient to eliminate such excess.

       1.2. Notes. The Revolving Loans made by each Lender with a Revolving Loan Commitment shall be evidenced by a Revolving Note payable to the order of such Lender in an amount equal to such Lender's Revolving Loan Commitment. The Acquisition Loans made by each Lender with an Acquisition Loan Commitment shall be evidenced by an Acquisition Note payable to the order of such Lender in an amount equal to such Lender's Acquisition Loan Commitment.

       1.3.  Interest.    (a)  Subject to subsections 1.3(c) and 1.3(d), each
Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin, as the same may be adjusted pursuant to the provisions of the definition of Applicable Margin. Commencing on June 30, 1999, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. The Agent will with reasonable promptness notify the Borrower and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrative error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

       (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full.

       (c) At the election of the Agent or the Required Lenders while any Event of Default exists, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations not subject to an Applicable Margin (other than the fees described in Section 1.9(c)), at a rate per annum equal to the Base Rate plus two percent (2.0%); provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding on the date of occurrence of such Event of Default, the principal amount of such Loan shall, during the continuation of such Event of Default, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus two percent (2.0%).

       (d) It is the intention of the parties hereto to comply with all applicable usury laws, whether now existing or hereafter enacted. Accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes, the other Loan Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to Indebtedness of the Borrower to any Lender, in no contingency or event whatsoever, whether by acceleration of the maturity of Indebtedness of the Borrower to such Lender or otherwise, shall the interest contracted for, charged or received by such Lender exceed the maximum amount permissible under any law applicable to such Lender. If from any circumstances whatsoever fulfillment of any provisions of this Agreement, the Notes, the other Loan Documents or of any other document evidencing, securing, guaranteeing or otherwise pertaining to Indebtedness of the Borrower to any Lender, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances such Lender shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, the Notes, the other Loan Documents or any other document evidencing, securing, guaranteeing or otherwise pertaining to Indebtedness of the Borrower to such Lender or otherwise an amount that would exceed the highest lawful amount, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing in connection with this Agreement or on account of any other Indebtedness of the Borrower to such Lender, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal owing to such Lender in connection with this Agreement and such other Indebtedness, such excess shall be refunded by such Lender to the Borrower. In determining whether or not the interest paid or payable with respect to Indebtedness of the Borrower to any Lender, under any specific contingency, exceeds the maximum nonusurious rate permitted under law applicable to such Lender, the Borrower and such Lender shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Indebtedness so that the actual rate of interest on account of such Indebtedness does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such Indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Agreement, the Notes and the other Loan Documents.

       1.4.  Loan Accounts.    The Agent, on behalf of the Lenders, shall
record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent demonstrative error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

       1.5. Procedure for Revolving Loan and Acquisition Loan Borrowings. (a) Each Borrowing under the Revolving Loan or the Acquisition Loan shall be made upon the Borrower's irrevocable (subject to Section 10.5 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 10:30 a.m. (Chicago time) (i) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $1,000,000 and in the case of the initial Loans to be made on the Closing Date, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $1,000,000 but equal to or less than $3,000,000 and
(iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan and each Base Rate Loan in excess of $3,000,000; provided, that with respect to Loans subsequent to the initial Loans, the Borrower may give notice of the requested Borrowing to the Agent by telephone call, with such notice confirmed not later than the following Business Day by delivery to the Agent of a signed Notice of Borrowing. Such Notice of Borrowing shall specify:

              (I) whether the Borrowing is to be comprised of Acquisition Loans or Revolving Loans;

              (II) the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

              (III)  the requested Borrowing date, which shall be a Business
       Day;

              (IV) whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

              (V) if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

provided, however, that with respect to the Borrowings to be made on the Closing Date, such Borrowings will consist of Base Rate Loans only and shall remain so for not less than three (3) Business Days. Thereafter, Borrower may request that Revolving Loans or Acquisition Loans be made as LIBOR Rate Loans and that Loans be converted to or continued as LIBOR Rate Loans provided only LIBOR Rate Loans having an Interest Period of one (1) month shall be permitted during the first sixty (60) days after the Closing Date.

       (b) Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Lender with a Commitment affected thereby of such Notice and of the amount of such Lender's Commitment Percentage of the Borrowing.

       (c) Unless Agent is otherwise directed in writing by Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by the Agent by wire transfer (or ACH transfer) of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

       1.6.  Conversion and Continuation Elections.    (a)  The Borrower may
upon irrevocable (subject to subsection 10.2(c) and Section 10.5) written notice to the Agent in accordance with subsection 1.6(b) elect to convert on any Business Day, any Base Rate Loans into LIBOR Rate Loans or elect to continue on the last day of the applicable Interest Period any LIBOR Rate Loans having Interest Periods maturing on such day, in each instance, in whole or in part in an amount not less than $100,000, or that is in an integral multiple of $50,000 in excess thereof.

       (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (Chicago time) at least three (3) Business Days in advance of the requested Conversion Date or continuation date, specifying:

              (i)    the proposed Conversion Date or continuation date;

              (ii)   the aggregate amount of Loans to be converted or renewed;
       and

              (iii) the duration of the requested Interest Period with respect to the Loans to be converted or continued as LIBOR Rate Loans.

       (c) If upon the expiration of any Interest Period applicable to LIBOR Rate Loans, the Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Rate Loans, as the case may be, or if any Event of Default shall then exist, the Borrower shall be deemed to have elected to convert such LIBOR Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

       (d) Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of a LIBOR Rate; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

       (e) Unless the Required Lenders shall otherwise agree, during the existence of an Event of Default, the Borrower may not elect to have a Loan converted into or continued as a LIBOR Rate Loan.

       (f) Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

       1.7.  Optional Prepayments.    (a)  Subject to Section 10.4, the
Borrower may at any time (i) upon at least one (1) Business Day's written notice to the Agent, prepay the Loans in whole or in part in an amount greater than $2,500,000 and (ii) prepay the Loans in part in an amount less than $2,500,000 but greater than or equal to $100,000 without notice, in each instance, without penalty or premium except as provided in Section 10.4. Optional partial prepayments of the Acquisition Loans following the Acquisition Loan Termination Date shall be applied against scheduled installments of the Acquisition Loans pro rata against all such scheduled installments based upon the respective amounts thereof. Optional prepayments in part in amounts less than $100,000 shall not be permitted.

       (b) The notice of any prepayment shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender's Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

       1.8.  Mandatory Prepayments of Loans.

       (a)    Revolving Loan.    The Borrower shall repay to the Lenders in
full on the date specified in clause (a) of the definition of "Revolving Termination Date" the aggregate principal amount of the Revolving Loans outstanding on the Revolving Termination Date.

       (b)    Scheduled Acquisition Loan Payments.    The aggregate principal
amount of the Acquisition Loans shall be paid in twelve (12) scheduled installments on the last day of each March, June, September and December, commencing June 30, 2000. The amount of each of the first eleven (11) scheduled installments shall be equal to 1/12th of the aggregate principal amount of the Acquisition Loans as of the Acquisition Termination Date. The final scheduled installment of the Acquisition Loans shall be due and payable on March 31, 2003 and shall be equal to the remaining aggregate unpaid principal amount of the Acquisition Loans on such date.

       (c) Asset Dispositions. If the Borrower or any of its Subsidiaries shall at any time or from time to time:

              (i)    make or agree to make a Disposition; or

              (ii)   suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by Borrower and its Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year exceeds $1,000,000, then (A) the Borrower shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Borrower in respect thereof) and (B) promptly upon receipt by the Borrower or its Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver such Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(f) hereof. Notwithstanding the foregoing, such prepayment shall not be required if the Borrower or any of its Subsidiaries reinvests the Net Proceeds of such Disposition or Event of Loss, or a portion thereof, in productive assets of a kind then used or usable in the business of the Borrower (including without limitation pursuant to an Acquisition), within one hundred eighty (180) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment within three hundred sixty (360) days after the date of such Disposition or Event of Loss.

       (d)    Excess Cash Flow.    Within five (5) days after the annual
financial statements for each year ending after December 31, 2000 are required to be delivered under subsection 4.1(a) hereof, the Borrower shall deliver to the Agent a written calculation of Excess Cash Flow of the Borrower for such year in the form of Exhibit 1.8(d) and certified as correct on behalf of Borrower by a Responsible Officer and concurrently therewith shall deliver to the Agent, for distribution to the Lenders, an amount equal to 50% of such Excess Cash Flow, for application to the Loans in accordance with the provisions of subsection 1.8(f) hereof. Excess Cash Flow shall be calculated in the manner set forth in Exhibit 1.8(f).

       (e) Sale or Issuance of Equity Securities. If the Borrower shall at any time or from time to time sell, in a public or private sale, or issue capital stock or other equity securities of the Borrower (excluding (i) capital stock of the Borrower issued to employees of the Borrower and its Subsidiaries in the ordinary course of business pursuant to employee stock option plans and
(ii) capital stock of the Borrower issued in payment of all or a portion of the purchase price for any Acquisition), then (i) the Borrower shall notify the Agent of such proposed sale or issuance and (ii) promptly upon receipt by the Borrower of the Net Issuance Proceeds of such sale or issuance, the Borrower shall deliver such Net Issuance Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(f) hereof. Notwithstanding the foregoing, the Borrower may first apply the Net Issuance Proceeds of an initial public offering of the Borrower's common Stock to redeem shares of the Borrower's Exchangeable Preferred Stock issued on or prior to the Closing Date and then outstanding (including additional shares of Exchangeable Preferred Stock issued after the Closing Date in lieu of cash dividends on such shares) in accordance with the terms of such Exchangeable Preferred Stock so long as no Event of Default shall have occurred and be continuing.

       (f) Application of Prepayments. Any prepayments pursuant to subsection 1.8(c) shall be applied first to prepay the Acquisition Loans (such prepayments shall be applied to permanently reduce the Acquisition Loans Commitments, if made prior to the Acquisition Termination Date, and shall be applied to prepay scheduled installments of the Acquisition Loans pro rata against all such scheduled installments based upon the respective amounts thereof, if made following the Acquisition Termination Date) until the Acquisition Loans shall have been repaid in full, and then to repay the Revolving Loans (without reduction of the Revolving Loan Commitments). Any prepayments pursuant to subsections 1.8(d) and (e), if made prior to the Acquisition Termination Date, shall be applied to repay the Revolving Loans and the Acquisition Loans, ratably (without reduction of the Revolving Loan Commitments or the Acquisition Loan Commitments), and, if made following the Acquisition Termination Date, shall be applied first to prepay scheduled installments of the Acquisition Loans pro rata against all such scheduled installments based upon the respective amounts thereof until the Acquisition Loans shall have been repaid in full, and then to repay the Revolving Loans (without reduction of the Revolving Loan Commitments). To the extent permitted by the foregoing sentences, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

       1.9.  Fees.

       (a)    Arrangement and Agent's Fees.   The Borrower shall pay to the
Agent for the Agent's own account an arrangement fee and an agent's fee in the amounts and at the times set forth in a letter agreement between the Borrower and the Agent dated of even date herewith.

       (b)    Commitment Fees.

              (i) The Borrower shall pay to the Agent, for the ratable benefit of the Lenders having Revolving Loan Commitments, a fee (the "Revolving Commitment Fee") in an amount equal to

                     (i)    the Aggregate Revolving Loan Commitment, less

                     (ii) the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of the Letter of Credit Participation Liability, in each case, during the preceding calendar quarter, multiplied by one-half of one percent (0.5%) per annum, such fee to be payable quarterly in arrears on the first day of the calendar quarter following the Closing Date and the first day of each calendar quarter thereafter. The Revolving Commitment Fee provided in this subsection 1.9(b)(i) shall accrue at all times from and after the Closing Date to the Revolving Termination Date.

              (ii) The Borrower shall pay to the Agent, for the ratable benefit of the Lenders having Acquisition Loan Commitments, a fee (the "Acquisition Commitment Fee") in an amount equal to

                     (i)    the Aggregate Acquisition Loan Commitment, less

                     (ii) the average daily balance of all Acquisition Loans during the preceding calendar quarter.

       multiplied by one-half of one percent (0.5%) per annum, such fee to be payable quarterly in arrears on the first day of the calendar quarter following the Closing Date and the first day of each calendar quarter thereafter. The Revolving Commitment Fee provided in this subsection 1.9(b)(ii) shall accrue at all times from and after the Closing Date to the Acquisition Termination Date.

       (c)    Letter of Credit Participation Fee.    Borrower shall pay to
Agent, for the ratable benefit of the Lenders having Revolving Loan Commitments, fees for each Lender Letter of Credit and each Letter of Credit Participation Agreement (the "Letter of Credit Participation Fee") for the period from and including the date of issuance of same to and excluding the date of expiration or termination, equal to the average daily amount of Letter of Credit Participation Liability multiplied by two and one-half of one percent (2.50%) per annum; provided, however, at the Agent's or the Required Lenders' option, while an Event of Default exists such percent shall be increased to four and one-half of one percent (4.50%) per annum, such fees to be payable quarterly in arrears on the first day of the calendar quarter following the date hereof and the first day of each calendar quarter thereafter. The Borrower shall also reimburse the Agent for any and all fees and expenses, if any, paid by the Agent to the issuer of any letter of credit subject to a Letter of Credit Participation Agreement.

       1.10.  Payments by the Borrower.    (a)  All payments (including
prepayments) to be made by the Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment or counterclaim, shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Lenders at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (Chicago time) on the date due. The Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 11:00 a.m. (Chicago time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower hereby authorizes the Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan) to pay (i) interest, principal, agent fees, Commitment Fees and Letter of Credit Participation Fees, in each instance, on the date due, or (ii) after five (5) days prior notice to Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

       (b) Subject to the provisions set forth in the definition of "Interest Period" herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

       1.11.  Payments by the Lenders to the Agent.    (a)  Unless the Agent
shall have received notice from a Lender on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Lender will not make available to the Agent as and when required hereunder for the account of the Borrower the amount of that Lender's Commitment Percentage of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the applicable Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Borrower such amount, that Lender shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the Agent's cost of funds for and determined as of each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection 1.11(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the Borrower of such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

       (b) The failure of any Lender to make any Loan on any date of Borrowing shall not relieve any other Lender of any obligation hereunder to make a Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing. Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Commitment Percentage of any Revolving Loan made after any acceleration of the Obligations with respect to any draw on any Lender Letter of Credit or any payment made under any Letter of Credit Participation Agreement.

       1.12.  Disbursements of Advances; Settlements Among Agent and Lenders;
Payments of Interest and Fees; Disgorgement Obligations.    (a)  The Revolving
Loan balance may fluctuate from day to day through the Agent's disbursement of funds to, and receipt of funds from, the Borrower. In order to minimize the frequency of transfers of funds between the Agent and each Lender, Revolving Loan advances and payments will be settled according to the procedures described in this Section 1.12. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by the Agent to the Borrower will commence on the date such advances are made by the Agent. Such payments will be made by each Lender without setoff, counterclaim or reduction of any kind.

       (b) On the first Business Day of each week, or more frequently (including daily) if the Agent so elects (each such day being a "Settlement Date"), the Agent will advise each Lender by telephone or telecopy of the amount of each such Lender's Commitment Percentage of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's share of the Revolving Loan balance to equal such Lender's Commitment Percentage of the Revolving Loan Obligations as of any Settlement Date, such Lender will pay to the Agent, or the Agent will pay to such Lender (as applicable) the amount necessary in same day funds by wire transfer to the other's account not later than 2:00 p.m. Chicago time on the Business Day following the Settlement Date.

       (c) Notwithstanding the foregoing and with respect to Borrowings requiring notice in advance of the Borrowing date, the Agent, at its option, may elect to require that each Lender provide funds in connection with any requested Borrowing hereunder on the scheduled Borrowing date, and in such event the Agent shall advise each Lender by telephone or telecopy of the amount to be funded by such Lender no later than one (1) Business Day prior to the Borrowing date applicable thereto, and each such Lender shall pay to the Agent such Lender's Commitment Percentage of the Borrowing in same day funds by wire transfer to the Agent's account not later than 10:30 a.m. Chicago time on such Borrowing date.

       (d) For purposes of this subsection 1.12(d), the following terms will have the meanings indicated:

              "Acquisition Commitment Fee Ratio" means a number calculated by dividing the total amount of Acquisition Commitment Fees received by the Agent during the immediately preceding calendar quarter by the total amount of Acquisition Commitment Fees due from the Borrower during the immediately preceding calendar quarter.

              "Daily Loan Balance" means, as to any Lender and any particular Loan, an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by the Agent to a Lender on such Loan from and including the Closing Date through and including such calendar day from (ii) the cumulative principal amount on such Loan advanced by such Lender to the Agent on that Loan from and including the Closing Date through and including such calendar day.

              "Daily Interest Rate" means, as to any Loan, an amount calculated by dividing the interest rate payable on such Loan, determined pursuant to Section 1.3, as of each calendar day by three hundred and sixty
       (360).

              "Daily Interest Amount" means, as to any Loan, an amount calculated by multiplying the Daily Loan Balance of a Loan by the Daily Interest Rate applicable to such Loan.

              "Interest Ratio" means, as to any Loan, a number calculated by dividing the total amount of the interest on such Loan received by the Agent during the immediately preceding calendar quarter by the total amount of interest on that Loan due from the Borrower during the immediately preceding calendar quarter.

              "Letter of Credit Participation Fee Ratio" means a number calculated by dividing the total amount of Letter of Credit Participation Fees received by the Agent during the immediately preceding calendar quarter by the total amount of Letter of Credit

       Participation Fees due from the Borrower during the immediately preceding calendar quarter.

              "Revolving Commitment Fee Ratio" means a number calculated by dividing the total amount of Revolving Commitment Fees received by the Agent during the immediately preceding calendar quarter by the total amount of Revolving Commitment Fees due from the Borrower during the immediately preceding calendar quarter.

On the first Business Day of each calendar quarter (each, an "Interest Settlement Date"), the Agent will advise each Lender by telephone or telecopy of the amount of such Lender's Commitment Percentage of interest and fees on each Loan as of the end of the last day of the immediately preceding calendar quarter. Provided that such Lender has made all payments required to be made by it under this Agreement, the Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Assignment and Acceptance) not later than 2:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender's Commitment Percentage of:

              (A) interest on each Loan in which such Lender has a Commitment received by the Agent during the immediately preceding calendar quarter, calculated by (1) adding together the Daily Interest Amounts for each such Loan for each calendar day of the preceding calendar quarter and (2) multiplying the total thereof by the Interest Ratio for that Loan for such quarter; and

              (B) Revolving Commitment Fees in respect of such Lender's Commitment Percentage of the Revolving Loan received by the Agent during the immediately preceding calendar quarter, calculated by (1) multiplying the total amount of all Revolving Commitment Fees payable by the Borrower for such calendar quarter by the Revolving Commitment Fee Ratio for such calendar quarter, and (2) multiplying the result thereof by the Lender's Commitment Percentage of the aggregate Revolving Loan Commitment in effect during such immediately preceding calendar quarter; and

              (C) Acquisition Commitment Fees in respect of such Lender's Commitment Percentage of the Acquisition Loan received by the Agent during the immediately preceding calendar quarter, calculated by (1) multiplying the total amount of all Acquisition Commitment Fees payable by the Borrower for such calendar quarter by the Acquisition Commitment Fee Ratio for such calendar quarter, and (2) multiplying the result thereof by the Lender's Commitment Percentage of the aggregate Acquisition Loan Commitment in effect during such immediately preceding calendar quarter; and

              (D) Letter of Credit Participation Fees in respect of such Lender's Commitment Percentage of the Revolving Loan received by the Agent during the immediately preceding calendar quarter, calculated by
       (1) multiplying the total amount of all Letter of Credit Participation Fees payable by the Borrower for such calendar month by the Letter of Credit Participation Fee Ratio for such calendar quarter, and (2) multiplying the result thereof by the Lender's Commitment Percentage of the aggregate Revolving Loan Commitment in effect during such immediately preceding calendar quarter.

       (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full as and when required hereunder, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If the Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Agent from the Borrower and such related payment is not received by the Agent, the Agent shall be entitled to recover such amount from such Lender, and each Lender shall repay to the Agent on demand such amount, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Agent's cost of funds, without setoff, counterclaim or deduction of any kind. If the Agent determines at any time that any amount received by the Agent under this Agreement must be returned to the Borrower or paid to any other Person pursuant to any solvency, fraudulent conveyance or similar law or otherwise, then, notwithstanding any other term or condition of this Agreement, the Agent will not be required to distribute any portion of such payment to any Lender. In addition, each Lender will repay to the Agent on demand any portion of such amount that the Agent has distributed to such Lender, together with interest thereon at such rate, if any, as the Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

                       ARTICLE II. - CONDITIONS PRECEDENT

       2.1.  Conditions of Initial Loans.    The obligation of each Lender to
make its initial Loan and of the Agent to issue the initial Lender Letter of Credit or Letter of Credit Participation Agreement hereunder is subject to the condition that the Agent shall have received (or shall have waived receipt) on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Agent and (except for the Notes and any instruments or documents which are Pledged Collateral) in sufficient counterparts for each Lender, duly executed by all parties thereto:

       (a)    Credit Agreement and Notes.    This Agreement executed by the
Borrower, the Agent and each of the Lenders, and the Notes executed by the Borrower;

       (b)    Secretary's Certificates; Resolutions; Incumbency.    A
certificate of the Secretary or Assistant Secretary of the Borrower and each Subsidiary of the Borrower which is a party to any Loan Documents, certifying:

              (i) the names and true signatures of the officers of the Borrower and each such Subsidiary authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered hereunder; and

              (ii) Copies of the resolutions of the board of directors of the Borrower and each such Subsidiary approving and authorizing the execution, delivery and performance by the Borrower or such Subsidiary of this Agreement and the other Loan Documents to be executed or delivered by it hereunder;

       (c)    Articles of Incorporation; By-laws and Good Standing.    Each of
the following documents:

              (i) the Organization Documents of the Borrower and each Subsidiary of the Borrower which is party to any Loan Documents, as such Organization Documents are in effect on the Closing Date, certified by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation of the Borrower or such Subsidiary as of a recent date, if and as applicable, all certified by the Secretary or Assistant Secretary of the Borrower or such Subsidiary as of the Closing Date; and

              (ii) a good standing and, if available, tax good standing certificate for the Borrower and each Subsidiary of the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation and each state where the Borrower or such Subsidiary is qualified to do business as a foreign corporation as of a recent date;

       (d)    Collateral Documents.    The Collateral Documents, executed by
the Borrower and each Subsidiary of the Borrower, as applicable, in appropriate form for recording, where necessary, together with:

              (i) acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Agent, for the benefit of Agent and the Lenders, granted pursuant to the Collateral Documents, or other evidence reasonably satisfactory to the Agent that there has been (or will be, to the Agent's satisfaction) filed, registered or recorded all financing statements and other filings, registrations and recordings reasonably necessary and advisable to perfect the Liens of the Agent, for the benefit of Agent and the Lenders, granted pursuant to the Collateral Documents, in accordance with applicable law;

              (ii) uniform commercial code financing statement, federal and state tax lien and judgment searches as the Agent shall have reasonably requested of the Borrower and its Subsidiaries, and such termination statements or other documents as may be reasonably necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens);

              (iii) all certificates and instruments representing the Pledged Collateral, irrevocable proxies and stock transfer powers executed in blank or other executed endorsements reasonably satisfactory to the Agent;

              (iv) evidence that all other actions reasonably necessary or, in the reasonable opinion of the Agent, desirable to perfect and protect the Liens created by the Collateral Documents have been taken;

              (v) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 financing statements and, if applicable, the Mortgages, all title insurance premiums, documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any mortgage or filing of any financing statements or the issuance of the title insurance policies (whether due on the Closing Date or in the future) including sums due in connection with any future advances;

              (vi) with respect to each parcel of real Property in respect of which there is delivered a Mortgage and which is listed on Schedule 2.1, an A.L.T.A. mortgagee policy of title insurance or a binder issued by a title insurance company reasonably satisfactory to the Agent insuring (or undertaking to insure, in the case of a binder) that the Mortgage creates and constitutes a valid first Lien against such real Property in favor of the Agent, for the benefit of Agent and the Lenders, subject only to exceptions reasonably acceptable to the Agent, with such endorsements and affirmative insurance as the Agent may reasonably request;

              (vii) if required by the Agent, flood insurance and earthquake insurance on terms satisfactory to the Agent; and

              (viii) such consents, estoppels, subordination agreements and other documents and instruments executed by landlords, tenants and other Persons party to material contracts relating to any Collateral as to which the Agent shall be granted a Lien for the benefit of the Lenders, as reasonably requested by the Agent;

       (e)    Legal Opinions.    Such opinions of counsel to the Borrower and
its Subsidiaries, addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to Agent;

       (f)    Payment of Fees.   The Borrower shall have paid all accrued and
unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of the Agent;

       (g)    Certificate.    A certificate signed on behalf of Borrower by a
Responsible Officer, dated as of the Closing Date, stating that:

              (i) the representations and warranties contained in Article III hereof are true and correct in all material respects on and as of such date, as though made on and as of such date;

              (ii) no Default or Event of Default exists or would result from the initial Borrowing or issuance of the initial Lender Letter of Credit or Letter of Credit Participation Agreement; and

              (iii) there has occurred since December 31, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

       (h)    Financial Statements.    Copies of all of the financial
statements of the Borrower and its Subsidiaries referred to in Section 3.11 together with a pro forma balance sheet giving effect to the transactions contemplated hereby and by the Related Agreements, certified on behalf of Borrower by a Responsible Officer;

       (i)    Insurance Policies.    Standard lenders' loss payable
endorsements in favor of the Agent with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrower in accordance with Section 4.6 and endorsements to all liability insurance policies naming the Agent and the Lenders as additional insureds thereunder;

       (j)    Environmental Review.    An environmental site assessment with
respect to any real Property owned or operated by Borrower or any of its Subsidiaries, dated as of a recent date prior to the Closing Date or an earlier date acceptable to the Agent, prepared by a qualified firm reasonably acceptable to the Agent and the Lenders, stating, among other things, that such real property is free from Hazardous Materials and that operations conducted thereon are in compliance with all Environmental Laws and showing all costs associated with performing work to remediate contamination thereat;

       (k)    Due Diligence.    Evidence of completion to the satisfaction of
the Agent of such investigations, reviews and audits with respect to the Borrower and the transactions contemplated by the Related Agreements as the Agent or any Lender may deem appropriate;

       (l)    Accountants' Review.    An accountants' review of the books and
records of the Borrower and its Subsidiaries prepared by a "Big Six" accounting firm selected by the Agent, dated as of a recent date prior to the Closing Date and otherwise in form and substance reasonably satisfactory to the Agent;

       (m)    Insurance Review.    A review of the Borrower's insurance
coverages, prepared by a qualified firm reasonably acceptable to the Agent, dated as of a recent date prior to the Closing Date and otherwise in form and substance reasonably satisfactory to the Agent;

       (n)    Borrowing Base Certificate.    A duly completed Borrowing Base
Certificate setting forth the Borrowing Base as of the Closing Date, giving pro forma effect to the Related Transactions.

       (o)    Related Transactions.    The Related Transactions shall have
closed in the manner contemplated by the Related Agreements and shall otherwise be in form and substance reasonably satisfactory to the Agent;

       (p)    Prior Indebtedness.    A payoff letter from each lender of any
Prior Indebtedness in form and substance reasonably satisfactory to the Agent, together with such UCC-3 termination statements, releases of mortgage Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of such lender securing Prior Indebtedness which is to be paid off on the Closing Date as the Agent may reasonably request, duly executed and in form and substance reasonably satisfactory to the Agent; and

       (q)    Other Documents.    Such other approvals, opinions, documents or
materials as the Agent may reasonably request.

       2.2.  Conditions to All Borrowings.    The obligation of each Lender to
make any Loan and of the Agent to issue any Lender Letter of Credit or Letter of Credit Participation Agreement, or to continue or convert any Loan hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing or continuation or conversion date:

       (a)    Notice of Borrowing or Continuation/Conversion.    The Agent
shall have received (with, in the case of the initial Loan only, a copy for each Lender) a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable, in accordance with Section 1.5 or Section 1.6;

       (b)    Continuation of Representations and Warranties.    The
representations and warranties made by the Borrower contained in Article III shall be true and correct in all material respects on and as of such Borrowing, or continuation or conversion date with the same effect as if made on and as of such Borrowing or continuation or conversion date (except to the extent such representations and warranties (i) expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, or (ii) are not true and correct due to events or conditions, the occurrence or existence of which are not prohibited by this Agreement or the other Loan Documents and which do not, in and of themselves, constitute a Default or an Event of Default);

       (c)    No Existing Default.    No Default or Event of Default shall
exist or shall result from such Borrowing or continuation or conversion;

       (d)    Borrowing Base Certificate.    With respect to any Acquisition
Loan Borrowing, the Agent shall have received a duly completed Borrowing Base Certificate setting forth availability under the Acquisition Loan facility as of the date of such Borrowing and before giving effect to such Borrowing. After giving effect to such Borrowing, the outstanding principal balance of the Acquisition Loans shall not exceed the Maximum Acquisition Loan Balance; and

       (e)    Subsidiaries.    Borrower shall have pledged (or caused its
Subsidiaries to have pledged, if applicable) the stock or other equity interest of each of its Subsidiaries to the Agent, for the benefit of Agent and the Lenders, and shall have delivered, or caused to be delivered, to the Agent the items described in subsection 2.1(d)(iii) and, to the extent not previously delivered, the items described in subsections 2.1(b) and 2.1 (c), with respect to each such Subsidiary. In addition, each such Subsidiary shall have guaranteed the Obligations pursuant to the Guaranty and shall have granted to the Agent, for the benefit of Agent and the Lenders, a security interest in all of such Subsidiary's property to secure such guaranty.

Each Notice of Borrowing and Notice of Continuation/ Conversion submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice or application and as of the date of each Borrowing or continuation or conversion, as applicable, that the conditions in Section 2.2 are satisfied.

       2.3.  Additional Conditions to Acquisition Loans.    The obligation of
each Lender to make any Acquisition Loan is subject to the satisfaction of the following additional conditions precedent on the relevant Borrowing date:

       (a)    Evidence of Perfected First Priority Security Interest.    With
respect to the Target acquired or financed with the proceeds of such Acquisition Loan, and prior to or simultaneously with the funding of such Acquisition Loan, the Agent shall have been granted, for the benefit of Agent and the Lenders, a first priority lien on and security interest in the property of such Target, subject only to Permitted Liens, and shall have received, without limitation, (a) the items described in subsection 2.1(d)(ii) and
Section 4.12, and (b) duly executed UCC financing statements or amendments to existing financing statements with respect to such Target, in form and substance reasonably satisfactory to the Agent and which, upon filing, shall perfect the first priority security interest of the Agent, for the benefit of Agent and the Lenders, in such property. In the event real property is being acquired in connection with such Acquisition, prior to or simultaneously with the funding of such Acquisition Loan, the Agent shall have received (x) in the case of owned real property being acquired, a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with, in the case of owned real property having a fair market value of at least $1,000,000 (if requested by the Agent), an ALTA lender's title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority lien on the respective property, free and clear of all defects, encumbrances and Liens except for Permitted Liens, and (y) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance reasonably satisfactory to the Agent.

       (b)    Approval.    The Agent and the Majority Lenders shall have
approved such Acquisition in accordance with Section 5.16, if such approval is necessary;

       (c)    Additional Documentation.

              (i) The Agent shall have received complete executed or conformed copies of each document, instrument and agreement executed in connection with such Acquisition (collectively, "Acquisition Documents"), all of which shall be subject to the Lenders' review and the Agent's and the Majority Lenders' approval, if applicable; provided, the Agent and the Lenders shall have no right to disapprove any Acquisition Document to the extent the same is consistent with the Agent's and the Majority Lenders' approval pursuant to Section 5.16;

              (ii) such Acquisition Documents shall be in full force and effect and no material term or condition thereof shall have been amended, modified or waived after the execution thereof (other than in a manner favorable to the Borrower or the Target or solely to extend the date by which the Acquisition is required to occur) except with the prior written consent of the Agent and the Majority Lenders, if applicable;

              (iii) in the case of an Acquisition requiring the consent of Majority Lenders, none of the parties to any of such Acquisition Documents shall have failed to perform any material obligation or covenant required to be performed or complied with on or before the date of such Borrowing; and

              (iv) if requested by the Agent, the Agent shall have received such opinions of counsel to the Borrower in respect of such Acquisition, addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent.

                 ARTICLE III. - REPRESENTATIONS AND WARRANTIES

       The Borrower represents and warrants to the Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

       3.1.  Corporate Existence and Power.    The Borrower and each of its
Subsidiaries:

       (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

       (b) has the power and authority to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

       (c) has all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business, and is duly qualified as a foreign corporation, limited liability company or partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

       (d)    is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

       3.2.  Corporate Authorization; No Contravention.    (a) The execution,
delivery and performance by the Borrower of this Agreement, and the Borrower and its Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

              (i) contravene the terms of any of that Person's Organization Documents;

              (ii) conflict with or result in any material breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any document evidencing any material Contractual Obligation to which such Person is a party or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

              (iii) violate any material Requirement of Law in any material respect.

       (b) Schedule 3.2 sets forth the authorized equity securities of the Borrower and its Subsidiaries. All issued and outstanding equity securities of the Borrower and its Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the equity securities of Subsidiaries of the Borrower, those in favor of Agent, for the benefit of Agent and Lenders, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the issued and outstanding capital stock of each of the Borrower's Subsidiaries is owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower, as set forth on Schedule 3.2. As of the Closing Date, all of the issued and outstanding equity securities of the Borrower are owned by the Persons and in the amounts set forth on Schedule 3.2. There are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other securities of any such entity except, in the case of the Borrower, as set forth on Schedule 3.2. No shares of Disqualified Stock are issued and outstanding.

       3.3.  Governmental Authorization.    No approval, consent, exemption,
authorization, or other action by, or notice to, or filing with, any Governmental Authority (collectively, "Approvals") is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its Subsidiaries of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents,
(b) those obtained or made on or
prior to the Closing Date and (c) in the case of any Related Agreement, those which, if not obtained or made, could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. It is understood that continued performance by the Borrower and its Subsidiaries of this Agreement and the other Loan Documents to which such Persons are a party will require various Approvals, such as filings related to environmental matters, ERISA matters, taxes and intellectual property, filings required to maintain corporate and similar standing and existence, filings pursuant to the UCC and other security filings and recordings, filings required with the SEC, routine filings in the ordinary course of business, and filings required in connection with the exercise by the Lenders and the Agent of remedies in connection with the Loan Documents as contemplated therein.

       3.4.  Binding Effect.    This Agreement and each other Loan Document and
Related Agreement to which the Borrower or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of the Borrower and each Subsidiary which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

       3.5.  Litigation.    Except as specifically disclosed in Schedule 3.5,
there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective Properties which:

              (a) purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

              (b) if determined adversely to the Borrower or any of its Subsidiaries, could reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $500,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

       3.6.  No Default.    No Default or Event of Default exists or would
result from the incurring of any Obligations by the Borrower or the grant or perfection of the Agent's Liens on the Collateral. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 7.1(e).

       3.7.  ERISA Compliance.    (a)  Schedule 3.7 lists all Qualified Plans
and Multiemployer Plans. The Borrower and each of its Subsidiaries is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable provisions of law. Borrower is not aware, after due inquiry, of any item of non-compliance which could potentially result in the loss of Plan qualification or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority. No material proceeding, claim, lawsuit and/or investigation is pending concerning any Plan. All required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to Borrower or any ERISA Affiliate, there are, have been and will be no material Unfunded Pension Liabilities or Withdrawal Liabilities.

       (b) No ERISA Event has occurred or is expected to occur with respect to any Qualified Plan, Multiemployer Plan or Plan.

       (c) Members of the Controlled Group currently comply and have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

       3.8.  Use of Proceeds; Margin Regulations.    The proceeds of the Loans
are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. Neither the Borrower nor any of its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

       3.9.  Title to Properties.    The Borrower and each of its Subsidiaries
have good title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for Permitted Liens. As of the Closing Date, the Property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens. Schedule 3.9 lists all real property owned by the Borrower or any of its Subsidiaries as of the Closing Date.

       3.10.  Taxes.    The Borrower and its Subsidiaries have filed all
Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP and no notice of Lien has been filed or recorded. There is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

       3.11.  Financial Condition.    (a)  Each of (i) the audited consolidated
balance sheet of the Borrower and its Subsidiaries dated December 31, 1997, and the related audited consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date, (ii) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries dated February 28, 1998 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the two months then ended, (iii) the audited balance sheet of Reddy Ice Corporation dated December 31, 1997 and the related unaudited statements of income or operations, shareholders' equity and cash flow for the fiscal year ended on that date and (iv) the unaudited interim balance sheet of Reddy Ice Corporation dated March 31, 1998 and the related unaudited statements of income, shareholders' equity and cash flows for the three months then ended:

              (x) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited and/or interim financial statements, normal year-end adjustments and/or the lack of footnote disclosures; and

              (y) present fairly in all material respects the consolidated financial condition of such Persons as of the dates thereof and results of operations for the periods covered thereby.

       (b)    Since December 31, 1997, there has been no Material Adverse
Effect.

       (c) The Borrower and its Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

       3.12.  Environmental Matters.    (a)  The on-going operations of the
Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect.

       (b) The Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain or to be in compliance with such Environmental Permits could not reasonably be expected to result in a Material Adverse Effect.

       (c) None of the Borrower, any of its Subsidiaries or any of their respective present Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

       (d) There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the

Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect. In addition, neither the Borrower nor any of its Subsidiaries has any underground storage tanks (i) that are not properly registered or permitted under applicable Environmental Laws, or (ii) that are leaking or disposing of Hazardous Materials, and that, in either case, would reasonably be expected to result in a Material Adverse Effect.

       3.13.  Collateral Documents.    All representations and warranties of
the Borrower, any of its Subsidiaries or any other party to any Collateral Document (other than the Agent and/or any Lender) contained in the Collateral Documents are true and correct in all material respects.

       3.14.  Regulated Entities.    None of the Borrower, any Person
controlling the Borrower, or any Subsidiary of the Borrower, is (a) an "investment company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

       3.15.  Solvency.    The Borrower and its Subsidiaries, on a consolidated
basis, are, Solvent.

       3.16.  Labor Relations.    There are no strikes, lockouts or other labor
disputes against the Borrower or any of its Subsidiaries, or to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, in any case which would reasonably be expected to have a Material Adverse Effect and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority in any case which could reasonably be expected to have a Material Adverse Effect.

       3.17.  Copyrights, Patents, Trademarks and Licenses, etc.    Schedule
3.17 identifies all United States and foreign patents, trademarks, service marks, trade names and copyrights, and all registrations and applications for registration thereof and all licenses thereof, owned or held by Borrower or any of its Subsidiaries on the Closing Date after giving effect to the Related Transactions, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 3.17, as of the Closing Date, Borrower and its Subsidiaries are the sole beneficial owners of, or have the right to use, free from any restrictions, claims, rights encumbrances or burdens, the intellectual property identified on Schedule 3.17 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and all other intellectual property that are necessary for the operation of Borrower's and its Subsidiaries' businesses as being operated on the Closing Date after giving effect to the Related Transactions. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 3.17 is in full force and effect except to the extent the failure to be in effect will not and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.17, to the best knowledge of Borrower, as of the Closing Date

(a) none of the present or contemplated products or operations of Borrowers or its Subsidiaries infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or threatened claim or litigation against or affecting Borrower or any of its Subsidiaries contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation which will not and could not reasonably be expected to have a Material Adverse Effect.

       None of the trademark registrations set forth on Schedule 3.17 is an "intent to use" registration.

       3.18.  Subsidiaries.    The Borrower has no Subsidiaries or equity
investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.

       3.19.  Brokers' Fees; Transaction Fees.    Except as set forth in
Schedule 3.19, neither the Borrower nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby. The fees set forth on Schedule 3.19 will be the responsibility of, and paid on the Closing Date by, the Persons indicated in said Schedule.

       3.20.  Insurance.    The Properties of the Borrower and its Subsidiaries
are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or such Subsidiary operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

       3.21.  Full Disclosure.    None of the representations or warranties
made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                      ARTICLE IV. - AFFIRMATIVE COVENANTS

       The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

       4.1.  Financial Statements.    The Borrower shall maintain, and shall
cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). The Borrower shall deliver to the Agent and each Lender in form and detail reasonably satisfactory to the Agent and the Required Lenders:

       (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of any nationally-recognized independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Borrower's or any Subsidiary's records;

       (b) as soon as available, but not later than forty-five (45) days after the end of each fiscal month of each year, a copy of the unaudited consolidated and consolidating balance sheets of the Borrower and each of its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders' equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Borrower by a Responsible Officer as fairly presenting in all material respects the financial position and the results of operations of the Borrower and the Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and absence of footnote disclosure; and

       (c) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year, a financial summary and leverage calculation on the form heretofore delivered by Agent to the Borrower, all certified on behalf of the Borrower by a Responsible Officer.

       (d) concurrently with the delivery of the financial statements pursuant to subsection 4.1(b), a copy of unaudited statements of income and cash flow as of the end of such month and for the portion of the fiscal year then ended, on an Acquisition by Acquisition basis (with respect to Acquisitions consummated on or within twelve months prior to the Closing Date and after the Closing Date, but only for the first twelve (12) months after the closing of such Acquisition), all certified by the Borrower pursuant to a certificate executed on its behalf by a Responsible Officer as fairly presenting in all material respects the results of operations of the Target acquired in each such Acquisition in accordance with GAAP, subject to normal year-end adjustments and absence of footnote disclosure.

       4.2. Certificates; Borrowing Base Certificates; Other Information. The Borrower shall furnish to the Agent and each Lender:

       (a) concurrently with the delivery of the annual financial statements referred to in subsection 4.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

       (b) concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and, with respect to the last month of each fiscal quarter, 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer;

       (c) promptly after the same are sent, copies of all financial statements and reports which the Borrower sends to its shareholders generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

       (d) concurrently with (i) the delivery of the financial statements pursuant to subsection 4.1(b) and (ii) each Acquisition Loan Borrowing, a Borrowing Base Certificate certified by the Borrower and executed on its behalf by a Responsible Officer, setting forth the Borrowing Base as at the end of the most-recently ended fiscal month, in the case of clause (i) above, and as at the date of the applicable Acquisition Loan Borrowing, in the case of clause
(ii) above;

       (e) together with each delivery of financial statements pursuant to subsection 4.1(a) and (b) (i) to the extent prepared by Borrower or its management, a management report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Borrower and its Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(f) and discussing the reasons for any significant variations;

       (f) as soon as available and in any event no later than the last day of each fiscal year of the Borrower, projections of the Borrower's (and its Subsidiaries') consolidated and consolidating financial performance for the forthcoming three fiscal years on a year by year basis, and for the forthcoming fiscal year on a month by month basis;

       (g) annually, concurrently with the Borrower's delivery of the projections under subsection 4.2(f), the Borrower shall supplement in writing and deliver to the Agent revisions of and supplements to the Schedules hereto related to Article III hereof to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by the Agent or any Lender or a cure of any Default or Event of Default resulting in connection with the matters disclosed;

       (h) promptly upon receipt thereof, copies of any reports submitted by the Borrower's certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Borrower made by such accountants, including any comment letters submitted by such accountants to management of the Borrower in connection with their services;

       (i) at any time if a Default or an Event of Default shall have occurred and be continuing, the Agent may, or may require the Borrower to, at the Borrower's expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value of all or any portion of the real or personal property of the Borrower or any of its Subsidiaries; and

       (j) promptly, such additional business, financial, corporate affairs and other information as the Agent may from time to time reasonably request.

       4.3.  Notices.    The Borrower shall promptly notify the Agent and each
Lender of any of the following, promptly (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

       (a) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

       (b) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law, which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, the Borrower or such Subsidiary has taken, is taking or proposes to take in respect thereof;

       (c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

       (d) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary (i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to be adversely determined and, if so determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any Loan Document or any Related Agreement;

       (e) any of the following if the same could reasonably be expected to have a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the property of the Borrower or any Subsidiary that could reasonably be anticipated to cause Borrower's or any of its Subsidiaries' property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

       (f) any of the following if the same could reasonably be expected to have a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any member or its Controlled Group with respect to such event:

              (i)  an ERISA Event;

              (ii) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

              (iii) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

              (iv) the commencement of contributions by any member of the Controlled Group to any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

       (g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Lenders pursuant to this Agreement;

       (h) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

       (i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Subsidiaries if the same could reasonably be expected to have a Material Adverse Effect; and

       (j)    the creation, establishment or acquisition of any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

       4.4.  Preservation of Corporate Existence, Etc.    The Borrower shall,
and shall cause each of its Subsidiaries to:

       (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation except, with respect to Subsidiaries, in connection with transactions permitted by Section 5.3;

       (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as could not reasonably be expected to have a Material Adverse Effect;

       (c) use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and

       (d) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

       4.5. Maintenance of Property. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

       4.6.  Insurance.    The Borrower shall maintain, and shall cause each of
its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers' compensation insurance, public liability and property and casualty insurance, which amounts shall not be reduced by the Borrower or any of its Subsidiaries in the absence of thirty (30) days' prior notice to the Agent and business interruption insurance in an amount not less than $2,500,000. All property damage and casualty insurance shall name the Agent as loss payee/mortgagee, all liability insurance shall name the Agent and the Lenders as additional insureds and all business interruption insurance shall name the Agent as assignee. Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer on behalf of the Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section
4.6. Unless the Borrower provides the Agent with evidence of the insurance coverage required by this Agreement within thirty (30) days' following the Agent's request of such evidence, or if the Agent has a reasonable basis to believe such insurance is not in effect or will be cancelled without action by the Borrower to prevent such cancellation, the Agent may purchase insurance at the Borrower's expense to protect the Agent's and the Lenders' interests in the Borrower's and its Subsidiaries' properties. This insurance may, but need not,
protect the Borrower's and its Subsidiaries' interests.   The coverage that the
Agent purchases may not pay any claim that the Borrower or any Subsidiary makes or any claim that is made against the Borrower or any Subsidiary in connection with said property. The Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Borrower has obtained insurance as required by this Agreement. If the Agent purchases insurance, the Borrower will be responsible for the costs of that insurance, including interest and any other charges the Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

       4.7.  Payment of Obligations.    The Borrower shall, and shall cause its
Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

       (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

       (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves in accordance with GAAP are being maintained by Borrower;

       (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and

       (d) the performance of all obligations under any Contractual Obligation to which Borrower or any of its Subsidiaries is bound, or to which it or any of its properties is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have a Material Adverse Effect.

       4.8.  Compliance with Laws.    The Borrower shall comply, and shall
cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including, without limitation, all Environmental Laws), except (a) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any Collateral, (b) as to which a bona fide dispute exists, (c) for which appropriate reserves have been established on the Borrower's financial statements and (d) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

       Upon the written request of the Agent or any Lender, the Borrower shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Lender, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 4.3, that could, individually or in the aggregate, result in liability in excess of $1,000,000.

       4.9.  Inspection of Property and Books and Records.    The Borrower
shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries. The Borrower shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent (at the expense of the Borrower not to exceed one (1) time per year unless an Event of Default has occurred and is continuing), or any Lender (at such Lender's expense unless an Event of Default shall have occurred and be continuing), to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, when an Event of Default exists the Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

       4.10.  Use of Proceeds.    The Borrower shall use the proceeds of (i)
the initial Acquisition Loan funded on the Closing Date solely to finance the consummation of the Related Transactions on the Closing Date, the refinancing of the Prior Indebtedness and the payment of fees and expenses in connection with the foregoing, (ii) the Acquisition Loans funded after the Closing Date solely to finance the purchase price of any Acquisition permitted hereunder (including the repayment of prior Indebtedness of the Target in connection therewith) and the payment of fees and expenses in connection with such Acquisition and (iii) the Revolving Loans funded after the Closing Date solely for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement (but excluding any purpose set forth in clause (ii) above).

       4.11.  Solvency.    The Borrower and its Subsidiaries, on a consolidated
basis, shall at all times be Solvent.

       4.12.  Further Assurances.    (a)  The Borrower shall ensure that all
written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

       (b) Promptly upon request by the Agent, the Borrower shall (and shall cause any of its Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, the Borrower shall cause each of its Subsidiaries to guaranty the Obligations pursuant to the Guarantee and to grant to the Agent, for the benefit of the Agent and the Lenders, a security interest in all of such Subsidiary's property to secure such guaranty. Furthermore and except as otherwise approved in writing by the Lenders, pursuant to the Pledge Agreement (or, in the case of a Subsidiary of the Borrower which is the direct parent of a Subsidiary, pursuant to a pledge agreement substantially in the form of the Pledge Agreement) the Borrower (or such parent Subsidiary) shall pledge the stock or other equity interest of each of its Subsidiaries to the Agent, for the benefit of the Agent and the Lenders, to secure the Obligations. In connection with each pledge of stock or other equity interests, the Borrower shall deliver, or cause to be delivered, to Agent, the items described in subsection 2.1(d)(iii), if applicable.

                        ARTICLE V. - NEGATIVE COVENANTS

       The Borrower hereby covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

       5.1.  Limitation on Liens.    The Borrower shall not, and shall not
suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

       (a) any Lien existing on the Property of the Borrower or its Subsidiaries on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens;

       (b)    any Lien created under any Loan Document;

       (c)  Liens for taxes, fees, assessments or other governmental charges
(i) which are not delinquent or remain payable without penalty, or (ii) the non-payment thereof is permitted by Section 4.7, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for Borrower and its Subsidiaries not exceeding $2,500,000;

       (d) statutory Liens of carriers, warehousemen, mechanics, landlords, materialmen or repairmen or other similar Liens arising in the Ordinary Course of Business (and contractual landlords Liens, to the extent granted under any lease entered into in the Ordinary Course of Business prior to the Closing Date and so long as such Liens remain unperfected) which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

       (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

       (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $1,000,000;

       (g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto based upon its present use or interfere in any material respect with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

       (h) Liens on any Property acquired or held by the Borrower or its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction (and improvements, additions and accessions thereto) and proceeds therefrom, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

       (i) Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

       (j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

       (k) Liens arising from precautionary UCC financing statements filed under any lease permitted by this Agreement; and

       (l) banker's liens in favor of any bank at which the Borrower or any of its Subsidiaries maintain deposit accounts to the extent relating to customary fees and expenses of such bank incurred in connection with the maintenance of deposit accounts in the Ordinary Course of Business;

       (m) Liens securing obligations under or in respect of Rate Contracts permitted under subsection 5.9(b); and

       (n) Liens consented to by the Agent and the Majority Lenders in connection with Acquisitions permitted hereunder.

       5.2.  Disposition of Assets.    The Borrower shall not, and shall not
suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

       (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

       (b) dispositions not otherwise permitted hereunder which are made for fair market value and, to the extent required by Section 1.8, the mandatory prepayment in the amount of the Net Proceeds of such disposition is made as provided in Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash or in productive assets of a kind used or useable in the business of Borrower, and
(iii) the aggregate value of all assets so sold by the Borrower and its Subsidiaries, together, shall not exceed in any fiscal year $5,000,000 and;
(iv) after giving effect to such disposition, Borrower is in compliance on a pro forma basis with the covenants set forth in Article 6, recomputed for the most recent month for which financial statements have been delivered; and

       (c)    Investments of cash permitted under Section 5.4.

       5.3.  Consolidations and Mergers.    The Borrower shall not, and shall
not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (i) upon not less than one (1) Business Day's prior written notice to Agent, any Subsidiary of the Borrower may merge with, or dissolve or liquidate into, a Wholly-Owned Subsidiary of Borrower, provided that such Wholly-Owned Subsidiary shall be the continuing or surviving corporation; provided, further that no Subsidiary of the Borrower shall merge with Southco, Inc., and neither the Borrower nor any Subsidiary of the Borrower shall convey any of its assets to Southco, Inc., until such time as all of the capital stock of Southco, Inc. is pledged to the Agent and the certificates evidencing such shares are delivered to the Agent and (ii) Acquisitions may be consummated in accordance with Section 5.16.

       5.4.  Loans and Investments.    The Borrower shall not and shall not
suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as "Investments"), except for:

       (a)    Investments in cash and Cash Equivalents;

       (b) extensions of credit by the Borrower to any of its Wholly-Owned Subsidiaries provided the obligations of each obligor shall be evidenced by notes, which notes shall be pledged to Agent, for the benefit of Agent and Lenders, and have such other terms as Agent may reasonably require;

       (c) the Borrower's existing Investment in its Subsidiaries as of the Closing Date;

       (d) loans and advances to employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;

       (e)    Rate Contracts permitted under subsection 5.9(b); and

       (f)    Acquisitions permitted under Section 5.16.

       5.5.  Limitation on Indebtedness.    The Borrower shall not, and shall
not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

       (a)    Indebtedness incurred pursuant to this Agreement;

       (b) Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;

       (c)    Indebtedness existing on the Closing Date and set forth in
Schedule 5.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

       (d) Indebtedness not to exceed $1,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h) and including refinancings and extensions thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing and which are otherwise on terms and conditions that taken as a whole are no less favorable to the Borrower or any of its Subsidiaries than the terms of the Indebtedness being extended or refinanced;

       (e) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

       (f) Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed $270,000,000;

       (g) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $10,000,000; and

       (h) Indebtedness disclosed to, and consented to by, the Agent and the Majority Lenders, incurred or assumed in connection with Acquisitions permitted hereunder and including refinancings and extensions thereof which do not increase the principal amount of such Indebtedness as of the date of such extension on refinancing and which are otherwise on terms and conditions that taken as a whole are no less favorable to the Borrower or any of its Subsidiaries than the terms of the Indebtedness being extended or refinanced.

       5.6.  Transactions with Affiliates.    The Borrower shall not, and shall
not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

       (a) among Borrower and its Subsidiaries which are guarantors under the Guaranty;

       (b)    customary directors' indemnification arrangements;

       (c) as expressly permitted by this Agreement (including without limitation, Section 5.7); or

       (d) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary;

and, in the case of clause (d), upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to Agent.

       5.7.  Management Fees and Compensation.    The Borrower shall not, and
shall not permit any of its Subsidiaries to pay any management, consulting or similar fees to any Affiliate of the Borrower or to any officer, director or employee of the Borrower or any of its Subsidiaries or any Affiliate of the Borrower except (a) payment of reasonable compensation to officers and employees for actual services rendered to Borrower and its Subsidiaries in the Ordinary Course of Business, (b) payment of reasonable and customary directors' fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings.

       5.8.  Use of Proceeds.    The Borrower shall not and shall not suffer or
permit any of its Subsidiaries to use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

       5.9.  Contingent Obligations.    The Borrower shall not, and shall not
suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

       (a) endorsements for collection or deposit in the Ordinary Course of Business;

       (b) Rate Contracts entered into in the Ordinary Course of Business with the Agent's prior written consent;

       (c) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

       (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

       (e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies; and

       (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder or consummated prior to the Closing Date and
(ii) purchasers in connection with dispositions permitted under subsection
5.2(b).

       5.10.  Compliance with ERISA.    The Borrower shall not, and shall not
suffer or permit any of its Subsidiaries to:

       (a) terminate any Plan subject to Title IV of ERISA so as to result in any material liability to the Borrower;

       (b) permit to exist any ERISA Event or any other event or condition, which would reasonably be expected to have a Material Adverse Effect;

       (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to the Borrower;

       (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to have a Material Adverse Effect; or

       (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

       5.11.  Restricted Payments.    The Borrower shall not, and shall not
suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) are referred to as "Restricted Payments"); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that the Borrower may:

       (a) declare and make dividend payments or other distributions payable solely in its common stock or exchange shares of 13% Exchangeable Preferred Stock (Series A) for substantially identical shares of 13% Exchangeable Preferred Stock (Series B) pursuant to the Registration Rights Agreement contemplated by the Securities Purchase Agreement;

       (b) to the extent required by the terms of any class of Preferred Stock, declare and make dividend payments to the holders of such class of Preferred Stock payable solely in such class of Preferred Stock; and

       (c) redeem from management stockholders shares of the Borrower's common stock or warrants or options to acquire any such shares provided all of the following conditions are satisfied:

              (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such redemption;

              (ii) after giving effect to such redemption, the Borrower is in compliance on a pro forma basis with the covenants set forth in Article 6, recomputed for the most recent month for which financial statements have been delivered;

              (iii) the aggregate redemptions permitted in any fiscal year of the Borrower shall not exceed $1,000,000; and

              (iv) after giving effect to such redemption, the Maximum Revolving Loan Balance exceeds the aggregate outstanding principal balance of Revolving Loans by not less than $2,500,000.

       5.12.  Change in Business.    The Borrower shall not, and shall not
permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

       5.13.  Change in Structure; Issuance of Disqualified Stock.    (a)
Except as expressly permitted under Section 5.3, the Borrower shall not and shall not permit any of its Subsidiaries to amend its certificate of incorporation or by-laws in any material respect or in any respect adverse to the Agent or the Lenders. The Borrower shall not cause any Indebtedness other than the Obligations to be designated as "Permitted Indebtedness" under clause
(vi) of the definition thereof set forth in the Indenture.

       (b) Issue any shares of Disqualified Stock, or warrants or securities convertible into or exercisable or exchangeable for Disqualified Stock, or amend the terms of its outstanding capital stock in any respect adverse to the Agent or the Lenders.

       5.14.  Accounting Changes.    The Borrower shall not, and shall not
suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its consolidated Subsidiaries.

       5.15.  Amendments to Related Agreements; Indenture.    (a) The Borrower
shall not (i) amend, supplement, waive or otherwise modify any provision of, the Related Agreements in a manner adverse to Agent or Lenders or which could reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under the Related Agreements that could reasonably be expected to have a Material Adverse Effect.

       (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, prepay any sums due under the Indenture or the Senior Notes or modify the terms of the Indenture or the Senior Notes (except pursuant to Section 9.01 of the Indenture).

       5.16.  Acquisitions.

       (a) When the Borrower or any of its Subsidiaries desires to make an Acquisition, the Borrower shall deliver, or cause to be delivered, to the Agent and each Lender, not less than ten (10) Business Days (three (3) Business Days in the case of an Acquisition in respect of which the Acquisition Cost is less than $10,000,000) prior to consummation of such Acquisition, an acquisition summary with respect to the Target and such potential Acquisition, such summary to include a reasonably detailed description of the Target and its business (including financial information) and operating results (including financial statements), the terms and conditions, including economic terms, of the proposed Acquisition, and the Borrower's calculation of Pro Forma EBITDA of such Target.

       (b) The Borrower will not consummate and will not permit any Subsidiary of the Borrower to consummate any Acquisition unless all of the following conditions are satisfied:

              (i) the Target must be in the same or a related line of business as the Borrower and its Subsidiaries, and the transaction must be structured as an asset purchase by, or merger with, a Wholly-Owned Subsidiary or a purchase by the Borrower or a Wholly-Owned Subsidiary of all of the capital stock and other equity interests of such Target;

              (ii) the Target must not have material contingent liabilities unless either (x) such liabilities are cash collateralized pursuant to appropriate escrow arrangements or are covered by insurance or (y) such liabilities, individually and when combined with contingent liabilities of Targets theretofore acquired by the Borrower after the Closing Date, do not exceed, in the aggregate, $1,000,000;

              (iii) no Default or Event of Default shall have occurred and be continuing or would arise as a result of such Acquisition;

              (iv) on a pro forma basis after giving effect to such Acquisition, including the incurrence or assumption of Indebtedness in connection therewith and the funding of Loans, if any, the Leverage Ratio on a pro forma basis shall not exceed the Maximum Leverage Ratio set forth in Section 6.2;

              (v) the aggregate purchase price (including the fair market value of any non-cash component of such purchase price and amounts paid to refinance prior Indebtedness of the Target) to be paid by the Borrower or its Subsidiaries (all such items being collectively referred to as the "Acquisition Cost") for any single Acquisition shall be less than $10,000,000;

              (vi) the Agent shall have approved the Borrower's computation of Pro Forma EBITDA, notwithstanding that consent to the Acquisition with respect to which Pro Forma EBITDA is being determined may not be required; and

              (vii) at the time and immediately after the consummation of any such Acquisition, the Maximum Revolving Loan Balance shall exceed the outstanding principal balance of the Revolving Loans by not less than $2,500,000.

       In the event any of the foregoing conditions has not been satisfied, then the Agent's and the Majority Lenders' consent to the Acquisition shall be required; provided that such consent shall not be unreasonably withheld if all of the foregoing conditions have been satisfied other than the condition set forth in clause (v) above.

       (c) It is understood and agreed that the Agent's and each Lender's decision to consent to an Acquisition, if required, shall be based upon the Agent's and such Lender's evaluation and approval of the business and financial condition of the Target and review and approval of the Acquisition Documents in connection with the proposed Acquisition.

       (d) No later than ten (10) Business Days (three (3) Business Days in the case of an Acquisition in respect of which the Acquisition Cost is less than $10,000,000) after the Agent's and the Lenders' receipt of the acquisition summary, the Agent will notify the Borrower, in writing, whether or not the Agent and the Majority Lenders consent to the proposed Acquisition on the terms set forth in the acquisition summary, if such consent is otherwise required hereunder. If there is any material change to the terms of the proposed Acquisition with respect to which the consent of the Agent and the Majority Lenders is required (or any proposed Acquisition which, due to such material change, shall or would require the consent of the Agent and the Majority Lenders), any adverse change in Pro Forma EBITDA or any other material adverse change to the Target which is the subject of such proposed Acquisition, the Borrower shall notify the Agent and the Lenders of the same and further consent will be required, which consent will be granted or denied within ten (10) Business Days (three (3) Business Days in the case of an Acquisition in respect of which the Acquisition Cost is less than $10,000,000) of receipt of written notice of such material change.

       (e) The foregoing provisions do not impair, vitiate or affect the conditions to the Lenders' obligations to fund Loans, or the Agent's obligations to issue Lender Letters of Credit or Letter of Credit Participation Agreements, as provided in Sections 2.1, 2.2 and 2.3 of this Agreement.

                       ARTICLE VI. - FINANCIAL  COVENANTS

       The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

       6.1.  Capital Expenditures.    The Borrower and its Subsidiaries shall
not make or commit to make Capital Expenditures for any fiscal year set forth below to exceed the amount set forth in the table below (the "Capital Expenditure Limitation") with respect to such fiscal year:

              Fiscal Year                         Capital Expenditure Limitation
              -----------                         ------------------------------
                 1998                                           $17,000,000
                 1999                                           $17,000,000
                -2000                                           $20,000,000
                 2001                                           $22,000,000
                 2002 and each fiscal year thereafter           $25,000,000

; provided, however, in the event the Borrower and its Subsidiaries do not expend the entire Capital Expenditure Limitation in any fiscal year, Borrower and its Subsidiaries may carry forward to the immediately succeeding fiscal year 50% of the unutilized portion. All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous fiscal year, if any. "Capital Expenditures" shall be calculated in the manner set forth in Exhibit 4.2(b).

       6.2.  Leverage Ratio.    The Borrower shall not permit its Leverage
Ratio determined as of each date set forth below for the twelve month period then ended to be greater than the maximum ratio set forth in the table below opposite such date:

                     Date                         Maximum Leverage Ratio
                     ----                         ----------------------
              September 30, 1998                         7.00
              December 31, 1998                          7.00
              March 31, 1999                             6.75
              June 30, 1999                              6.50
              September 30, 1999                         6.25
              December 31, 1999                          6.25
              March 31, 2000                             6.00
              June 30, 2000                              5.75
              September 30, 2000                         5.50
              December 31, 2000                          5.50
              March 31, 2001                             5.25
              June 30, 2001                              5.00
              September 30, 2001                         5.00
              December 31, 2001                          4.75
              March 31, 2002                             4.75
              June 30, 2002                              4.50
              September 30, 2002 and the last day of     4.25
              each fiscal quarter thereafter

"Leverage Ratio" shall be calculated in the manner set forth in Exhibit 4.2(b).

       6.3.  Fixed Charge Coverage Ratio.    The Borrower shall not permit its
Fixed Charge Coverage Ratio for each of the periods set forth below to be less than the minimum ratio set forth in the table below for such period:

       Period                                          Minimum Fixed Charge Coverage Ratio
       ------                                          -----------------------------------
       Closing Date through September 30, 1998                       1.10
       Closing Date through December 31, 1998                        1.10
       Closing Date through March 31, 1999                           1.10
       Twelve-month period ending June 30, 1999                      1.15
       Twelve-month period ending September 30, 1999                 1.15

       The Borrower shall not permit its Fixed Charge Coverage Ratio for the twelve-month period ending on December 31, 1999 and for the twelve-month period ending on the last day of each fiscal quarter thereafter to be less than 1.20.

              Date                 Minimum Fixed Charge Coverage Ratio
              ----                 -----------------------------------



"Fixed Charge Coverage Ratio" shall be calculated in the manner set forth in
Exhibit 4.2(b).

       6.4.  Interest Coverage Ratio.    The Borrower shall not permit its
Interest Charge Coverage Ratio for each of the periods set forth below to be less than the minimum ratio set forth in the table below for such period:

       Period                                         Minimum Interest Charge Coverage Ratio
       ------                                         --------------------------------------
       Closing Date through September 30, 1998                       1.50
       Closing Date through December 31, 1998                        1.50
       Closing Date through March 31, 1999                           1.50

       The Borrower shall not permit its Interest Coverage Ratio determined as of each date set forth below for the twelve months then ended to be less than the minimum ratio set forth in the table below opposite such date:

              Date                         Minimum Interest Coverage Ratio
              ----                         -------------------------------
       June 30, 1999 1.50
       September 30, 1999                                1.50
       December 31, 1999                                 1.60
       March 31, 2000                                    1.60
       June 30, 2000                                     1.75
       September 30, 2000                                1.75
       December 31, 2000                                 1.75

       March 31, 2001                                    1.90
       June 30, 2001                                     1.90
       September 30, 2201                                2.00
       December 31, 2001                                 2.00
       March 31, 2002                                    2.10
       June 30, 2002 and the last day of each fiscal     2.25
       quarter thereafter

"Interest Coverage Ratio" shall be calculated in the manner set forth in
Exhibit 4.2(b).

                        ARTICLE VII. - EVENTS OF DEFAULT

       7.1.  Event of Default.    Any of the following shall constitute an
"Event of Default":

       (a)    Non-Payment.    The Borrower fails to pay, (i) when and as
required to be paid herein, any amount of principal of or interest on any Loan, including after maturity of the Loans, whether by acceleration or otherwise, or
(ii) within five (5) days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

       (b)    Representation or Warranty.    Any representation or warranty by
the Borrower or any of its Subsidiaries made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any of its Subsidiaries, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

       (c)    Specific Defaults.    The Borrower fails to perform or observe
any term, covenant or agreement contained in Sections 4.1, 4.2(b), 4.2(d), 4.9, 4.13 or the first sentence of Section 4.6 or Article V or Article VI hereof; or

       (d)    Other Defaults.    The Borrower or any of its Subsidiaries fails
to perform or observe any other term, covenant or agreement contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the date upon which written notice thereof is given to the Borrower by the Agent or Required Lenders; or

       (e)    Cross-Default.    The Borrower or any of its Subsidiaries (i)
fails to make any payment in respect of the Senior Notes or any other Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any





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
other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

       (f)    Insolvency; Voluntary Proceedings.    The Borrower or any of its
Subsidiaries (i) ceases or fails to be Solvent, (ii) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(iii) voluntarily ceases to conduct its business in the ordinary course; (iv) commences any Insolvency Proceeding with respect to itself; or (v) takes any action to effectuate or authorize any of the foregoing; or

       (g)    Involuntary Proceedings.    (i) Any involuntary Insolvency
Proceeding is commenced or filed against the Borrower or any Subsidiary of the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Borrower's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty
(60) days after commencement, filing or levy; (ii) the Borrower or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S.
law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

       (h)    ERISA.    (i) A member of the Controlled Group shall fail to pay
when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan;
(ii) a member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) the occurrence of an ERISA Event; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (v) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction;
(vi) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code; (vii) any member of the Controlled Group is assessed a tax under section 4980B of the Code or incurs a liability under
Section 601 et seq of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, a Material Adverse Effect or result in exposure to Borrower in an amount in excess of $2,500,000; or

       (i)    Monetary Judgments.    One or more judgments, non-interlocutory
orders, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

       (j)    Non-Monetary Judgments.    Any non-monetary judgment, order or
decree shall be rendered against the Borrower or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

       (k)    Collateral.    Any material provision of any Collateral Document
shall for any reason cease to be valid and binding on or enforceable against the Borrower or any Subsidiary of the Borrower party thereto or the Borrower or any Subsidiary of the Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of the Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

       (l)    Change in Control.    A Change in Control shall occur.

       7.2.  Remedies.    Upon the occurrence and during the continuance of any
Event of Default, the Agent may, and shall at the request of the Required
Lenders:

       (a) declare all or any portion of the Commitment of each Lender to make Loans or issue Lender Letters of Credit or Letter of Credit Participation Agreements to be terminated, whereupon such Commitments shall forthwith be terminated;

       (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

       (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

       provided, however, that upon the occurrence of any event specified in subsections 7.1(f) and (g) above (in the case of clause (i) of paragraph (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans and the obligation of Agent to issue Lender Letters of Credit and Letter of Credit Participation Agreements shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender and without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived by the Borrower.

       7.3.  Rights Not Exclusive.    The rights provided for in this Agreement
and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

       7.4.  Cash Collateral for Letters of Credit.    If an Event of Default
has occurred and is continuing or this Agreement shall be terminated for any reason, then the Agent may and upon request of Lenders holdings at least sixty-six and two-thirds percent (66 2/3%) of the Revolving Loan Commitments shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to
Section 7.2 hereof), and Borrower shall thereupon deliver to the Agent, to be held for the benefit of the Agent and the Lenders entitled thereto, an amount of cash equal to the amount of Letter of Credit Participation Liability (determined in accordance with subsection 1.1(b) hereof) as additional collateral security for Borrower's Obligations in respect of any outstanding Lender Letter of Credit and Letter of Credit Participation Agreement. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of Borrower's Obligations in respect of any Lender Letters of Credit or Letter of Credit Participation Agreements. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent's name, for the benefit of the Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the Agent may, in its discretion, select.

                           ARTICLE VIII. - THE AGENT

       8.1.  Appointment and Authorization.    Each Lender hereby irrevocably
appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

       8.2.  Delegation of Duties.    The Agent may execute any of its duties
under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The





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
Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

       8.3.  Liability of Agent.    None of the Agent-Related Persons shall (i)
be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

       8.4.  Reliance by Agent.    The Agent shall be entitled to rely, and
shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or telephone message, statement or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent.
The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders (or, where an action or waiver need only be approved by the Required Lenders or the Majority Lenders, by the Required Lenders or the Majority Lenders, as applicable) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders (or, where an action or waiver need only be approved by the Required Lenders or the Majority Lenders, by the Required Lenders or the Majority Lenders, as applicable) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

       8.5.  Notice of Default.    The Agent shall not be deemed to have
knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

       8.6.  Credit Decision.    Each Lender expressly acknowledges that none
of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agent.

       8.7.  Indemnification.    Whether or not the transactions contemplated
hereby shall be consummated, upon demand therefor the Lenders shall indemnify the Agent (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the Agent) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. In addition, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 8.7, together with all related costs and expenses (including Attorney Costs). The obligation of the Lenders in this Section 8.7 shall survive the payment of all Obligations hereunder.

       8.8.  Agent in Individual Capacity.    Antares and its Affiliates may
make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower and its Subsidiaries and Affiliates as though Antares were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans, Antares shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include Antares in its individual capacity.

       8.9.  Successor Agent.    The Agent may resign as Agent upon thirty (30)
days' prior notice to the Lenders and to Borrower. If the Agent shall resign as Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower (not to be unreasonably withheld). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may thereupon appoint a successor agent from among the Lenders reasonably acceptable to Borrower. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article VIII and Sections 9.4 and 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation (or, if later, ten (10) days after the date upon which the Agent designates a successor agent), the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.





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
       8.10.  Collateral Matters.

       (a) The Agent is authorized (but not required) on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents.

       (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any
Collateral:

              (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations then payable under this Agreement and under any other Loan Document;

              (ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder;

              (iii) consisting of an instrument evidencing Indebtedness or of any other debt instrument, if the indebtedness evidenced thereby has been paid in full; or

              (iv) if approved, authorized or ratified in writing by the Required Lenders or all the Lenders, as the case may be, as provided in subsection 9.1(f).

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this subsection 8.10(b). The Borrower shall be entitled to rely on any Lien release executed by the Agent.

       (c) Each Lender agrees with and in favor of each other Lender (which agreement shall not be for the benefit of the Borrower or any of its Subsidiaries) that the Borrower's obligation to such Lender under this Agreement and the other Loan Documents shall be equally and ratably secured by any real property and/or other collateral now or hereafter securing any obligations of the Borrower or any of its Subsidiaries to such Lender, whether or not the same constitutes Collateral hereunder.

                          ARTICLE IX. - MISCELLANEOUS

       9.1.  Amendments and Waivers.    No amendment or waiver of any provision
of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or, if otherwise expressly provided for herein, the Majority Lenders), the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, the Borrower and acknowledged by the Agent, do any of the following:

       (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a)) or subject any Lender to any additional obligations;

       (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Loan Document (other than any mandatory prepayment of the Loans pursuant to subsection 1.8(c), 1.8(d) or 1.8(e));

       (c) reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

       (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

       (e) amend this Section 9.1 or the definition of Required Lenders or Majority Lenders or any provision providing for consent or other action by all Lenders; or

       (f) discharge any Subsidiary from its Obligations under the Loan Documents, or release all or substantially all of the Collateral except as otherwise may be provided in this Agreement or the other Loan Documents;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders, the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

       9.2.  Notices.    (a)  All notices, requests and other communications
provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission) and mailed by certified or registered mail, faxed or delivered by personal or overnight delivery, to the address or facsimile number specified for notices on the applicable signature page hereof; or, if directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to each of the other parties hereto given in compliance herewith, or, if directed to any other party hereto, to such other address as shall be designated by such party in a written notice given in compliance herewith to the Borrower and the Agent.

       (b) All such notices, requests and communications shall be deemed given (i) if delivered in person, when delivered, (ii) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Chicago Time, otherwise on the next Business Day, (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (iv) if mailed, upon the third Business Day after the date deposited into the U.S. Mail, certified or registered; except that notices pursuant to Article I shall not be deemed given until actually received by the Agent.

       (c) The Borrower acknowledges and agrees that any agreement of the Agent and the Lenders in Article I hereof to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in good faith in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

       9.3.  No Waiver; Cumulative Remedies.    No failure to exercise and no
delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

       9.4.  Costs and Expenses.    Whether or not the transactions
contemplated hereby shall be consummated, the Borrower shall pay or reimburse:

       (a) Antares (in its capacity as Agent) within five (5) Business Days after demand (except as otherwise provided in subsection 2.1(f)) for all reasonable out-of-pocket costs and expenses incurred by Antares (in its capacity as Agent) in connection with the development, preparation, syndication, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the Attorney Costs incurred by Antares (including in its capacity as Agent) with respect thereto;

       (b) pay or reimburse each Lender and the Agent within five (5) Business Days after demand for all out-of-pocket costs and expenses incurred by them in connection with the





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
enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by the Agent and/or any Lender (provided that the Lenders shall only be entitled to reimbursement for the Attorney Costs of one outside legal firm, which firm shall be selected by the Majority Lenders); and

       (c) pay or reimburse Agent within five (5) Business Days after demand for all out-of-pocket appraisal, audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by Agent in connection with the matters referred to under subsections (a) and (b) of this Section 9.4.

       9.5.  INDEMNITY.

       (A)    IN ADDITION TO THE PAYMENT OF COSTS AND EXPENSES PURSUANT TO
SECTION 9.4 (AND WITHOUT OBLIGATING THE BORROWER TO REIMBURSE THE AGENT AND THE LENDERS FOR COSTS AND EXPENSES WHICH ARE THE SUBJECT OF SECTION 9.4), WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, THE BORROWER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS EACH LENDER, THE AGENT AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, COUNSEL, AGENTS AND ATTORNEYS-IN-FACT (EACH, AN "INDEMNIFIED PERSON") FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES OR DISBURSEMENTS (INCLUDING ATTORNEY COSTS):

              (i) OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE AND ADMINISTRATION OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND WITH RESPECT TO ANY INVESTIGATION, LITIGATION OR PROCEEDING (INCLUDING ANY INSOLVENCY PROCEEDING OR APPELLATE PROCEEDING) RELATED TO THIS AGREEMENT OR THE LOANS OR THE USE OF THE PROCEEDS THEREOF, WHETHER OR NOT ANY INDEMNIFIED PERSON IS A PARTY THERETO; AND

              (ii) WHICH MAY BE INCURRED BY OR ASSERTED AGAINST SUCH INDEMNIFIED PERSON IN CONNECTION WITH OR ARISING OUT OF ANY PENDING OR THREATENED INVESTIGATION, LITIGATION OR PROCEEDING, OR ANY ACTION TAKEN BY ANY PERSON, WITH RESPECT TO ANY ENVIRONMENTAL CLAIM ARISING OUT OF OR RELATED TO ANY PROPERTY OF BORROWER OR ANY OF ITS SUBSIDIARIES;





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(ALL THE FOREGOING, COLLECTIVELY, THE "INDEMNIFIED LIABILITIES"); PROVIDED,
THAT THE BORROWER SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES TO THE EXTENT ARISING FROM LEGAL PROCEEDINGS COMMENCED AGAINST SUCH INDEMNIFIED PERSON BY ANY SHAREHOLDER OF SUCH INDEMNIFIED PERSON.

       (B) IN NO EVENT SHALL ANY SITE VISIT, OBSERVATION, OR TESTING BY THE AGENT OR ANY LENDER (OR ANY CONTRACTEE OF THE AGENT OR ANY LENDER) BE DEEMED A REPRESENTATION OR WARRANTY THAT HAZARDOUS MATERIALS ARE OR ARE NOT PRESENT IN, ON, OR UNDER, THE SITE, OR THAT THERE HAS BEEN OR SHALL BE COMPLIANCE WITH ANY ENVIRONMENTAL LAW. NEITHER THE BORROWER NOR ANY OTHER PERSON IS ENTITLED TO RELY ON ANY SITE VISIT, OBSERVATION, OR TESTING BY THE AGENT OR ANY LENDER. NEITHER THE AGENT NOR ANY LENDER OWES ANY DUTY OF CARE TO PROTECT THE BORROWER OR ANY OTHER PERSON AGAINST, OR TO INFORM THE BORROWER OR ANY OTHER PARTY OF, ANY HAZARDOUS MATERIALS OR ANY OTHER ADVERSE CONDITION AFFECTING ANY SITE OR PROPERTY.

       (C) THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PERSONS NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING, WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PERSONS OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PERSONS. TO THE EXTENT THAT AN INDEMNIFIED PERSON IS FOUND BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION OR BY AGREEMENT TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT, WITH RESPECT TO SUCH INDEMNIFIED PERSON, SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON.

       (D) THE OBLIGATIONS IN THIS SECTION 9.5 SHALL SURVIVE PAYMENT OF ALL OTHER OBLIGATIONS. AT THE ELECTION OF ANY INDEMNIFIED PERSON, THE BORROWER SHALL DEFEND SUCH INDEMNIFIED PERSON USING LEGAL COUNSEL SATISFACTORY TO SUCH INDEMNIFIED PERSON IN SUCH PERSON'S SOLE DISCRETION, AT THE SOLE COST AND EXPENSE OF THE BORROWER. ALL AMOUNTS OWING UNDER THIS SECTION 9.5 SHALL BE PAID WITHIN THIRTY (30) DAYS AFTER DEMAND.





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
       9.6.  Marshaling; Payments Set Aside.    Neither the Agent nor any
Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or any Lender, or the Agent or any Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then:

       (a) to the extent of such recovery the Obligations or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred; and

       (b) each Lender severally agrees to pay to the Agent upon demand its ratable share of the total amount so recovered from or repaid by the Agent.

       9.7.  Successors and Assigns.    The provisions of this Agreement shall
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.8 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

       9.8.  Assignments, Participations, etc.    (a)  Any Lender may, with the
written consent of Borrower, which consent shall not be unreasonably withheld, and Agent, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Agent or Borrower shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 or, if less, the entire Commitment of such Lender; provided, however, that the Borrower and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until:

              (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower and the Agent by such Lender and the Assignee;

              (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in form and substance reasonably satisfactory to the Agent, such Lender and its Assignee (an "Assignment and Acceptance"); and

              (iii) the assignor Lender or the Assignee has paid to the Agent a processing fee in the amount of $3,500.





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
       (b) From and after the date that the Agent notifies the assignor Lender that the Agent has received and provided its consent with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee:

              (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents; and

              (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

       (c) Immediately upon the making of the processing fee payment to the Agent in respect of the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender to the same extent.

       (d) Any Lender may at any time sell to one or more commercial banks or other Persons (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that:

              (i) the Originating Lender shall provide written notice of such assignment to the Borrower and the Agent;

              (ii) the Originating Lender's obligations under this Agreement shall remain unchanged;

              (iii) the Originating Lender shall remain solely responsible for the performance of such obligations;

              (iv) the Borrower and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents;

              (v) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 9.1; and





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
              (vi) the participation shall be in a minimum amount of $5,000,000 or, if less, the entire Commitment of such Originating Lender.

In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

       (e) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans held by it to any Federal Reserve Lender or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Lender, provided that any payment in respect of such assigned Loans made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect to such assigned Loans to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

       9.9.  Confidentiality.    Each of the Agent and the Lenders shall
maintain in confidence in accordance with its customary procedures for handling confidential information, all written information that Borrower or any of its Subsidiaries, or any of their authorized representatives, furnishes to the Agent or any Lender on a confidential basis clearly marked as such or that the Agent or such Lender generally knows is confidential ("Confidential Information"), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by the Agent or any Lender of its obligations hereunder or that is or becomes available to the Agent or such Lender from a source other than Borrower or any of its Subsidiaries, or any of their authorized representatives, and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that the Agent and each Lender shall in any event have the right to deliver copies of any such documents, and to disclose any such information, to:

       (a) its directors, officers, trustees, partners, employees, agents, attorneys and professional consultants;

       (b)    any other Lender and any successor Agent;

       (c) any Person to which such Lender offers to sell any Loan or any part thereof or interest or participation therein (provided such Person agrees to keep such information confidential on the terms set forth in this Section 9.9);

       (d) any federal or state regulatory authority or examiner, or any insurance industry association, regulating or having jurisdiction over the Agent or such Lender; and

       (e) any other Person to which such delivery or disclosure may be necessary or appropriate (i) in compliance with any applicable law, rule, regulation or order, (ii) in response to





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
any subpoena or other legal process or informal investigative demand, (iii) in connection with any litigation to which the Agent or such Lender is a party, or
(iv) in connection with the enforcement of the rights and remedies of the Agent or the Lenders under this Agreement and the other Loan Documents at any time when an Event of Default shall have occurred and be continuing; provided, that with respect to clauses (i), (ii) and (iii), the Agent or such Lenders shall use commercially reasonable efforts to provide notice to the Borrower before releasing Confidential Information thereunder unless advised by counsel that such notification is prohibited by law or could reasonably be expected to result in criminal or civil liability to the Agent or such Lenders.

       9.10.  Set-off; Sharing of Payments.    In addition to any rights and
remedies now or hereafter granted under applicable law, and not by way of limitation of any such rights or remedies, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrower at any time and from time to time, with reasonably prompt subsequent notice to the Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived by the Borrower) to set off and to appropriate and to apply any and all

       (a) balances held by such Lender at any of its offices for the account of the Borrower or any of its Subsidiaries (regardless of whether such balances are then due to the Borrower or any of its Subsidiaries); and

       (b) other Property at any time held or owing by such Lender to or for the credit or for the account of the Borrower or any of its Subsidiaries;

against and on account of any and all Obligations which are not paid when due; except that no Lender shall exercise such right without the prior written consent of the Agent. Any Lender having a right to set off shall purchase for cash (and the other Lenders shall sell) participations in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share the benefit of such right of set-off with each other Lender in accordance with their respective pro rata shares of the Obligations. The Borrower agrees, to the fullest extent permitted by law, that (i) any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and may sell participations to other Lenders, and
(ii) any Lender so purchasing a participation in the Obligations held by other Lenders may exercise all rights of setoff, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Obligations in the amount of such participation. The Borrower hereby grants to each Lender a security interest in all such deposits and other Property, whether now existing or hereafter arising, held by each Lender for the purposes set forth herein.

       9.11.  Notification of Addresses, Lending Offices, Etc.    Each Lender
shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made





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
to it hereunder and of such other administrative information as the Agent shall reasonably request.

       9.12.  Counterparts.    This Agreement may be executed by one or more of
the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Agent.

       9.13.  Severability.    The illegality or unenforceability of any
provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

       9.14.  Captions.    The captions and headings of this Agreement are for
convenience of reference only and shall not affect the interpretation of this Agreement.

       9.15.  Independence of Provisions.    The parties acknowledge that this
Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

       9.16.  Interpretation.    This Agreement is the result of negotiations
among and has been reviewed by counsel to the Agent, the Borrower and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in the preparation of such documents and agreements.

       9.17.  No Third Parties Benefited.    This Agreement is made and entered
into for the sole protection and legal benefit of the Borrower, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender nor (except as provided under Section 9.5) the Borrower shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

       9.18.  Governing Law and Jurisdiction.

              (A) THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.





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              (B)    BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE
JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

              (C) BORROWER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS PROVIDED IN SUBSECTION 9.2 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER REFUSES TO ACCEPT SERVICE, BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

       9.19.  Waiver of Jury Trial.    THE BORROWER, THE LENDERS AND THE AGENT
EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY





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IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER
PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

       9.20.  Entire Agreement; Release.    This Agreement, together with the
other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof, except for the fee letter referenced in subsection 1.9(a), and any prior arrangements made with respect to the payment by the Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders. Execution of this Agreement by the Borrower constitutes a full, complete and irrevocable release of any and all claims which the Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall be liable to Borrower or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

              ARTICLE X. - TAXES, YIELD PROTECTION AND ILLEGALITY

       10.1.  Taxes.    (a)  Subject to subsection 10.1(g), any and all
payments by the Borrower to each Lender or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's overall income by the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

       (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

       (c) Subject to subsection 10.1(g), the Borrower shall indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days from the date the Lender or the Agent makes written demand therefor.

       (d) If the Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to subsection 10.1(g):

              (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

              (ii)   the Borrower shall make such deductions; and

              (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

       (e) Within thirty (30) days after the date of any payment by the Borrower of Taxes or Other Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.

       (f) Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Agent two copies of each U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.

       (g) The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to subsection 10.1(d) to any Lender for the account of any Lending Office of such Lender:

              (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations under subsection 10.1(f) in respect of such Lending Office;

              (ii) if such Lender shall have delivered to the Borrower a Form 1001 and/or Form 4224 in respect of such Lending Office pursuant to subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001 and/or Form 4224; or

              (iii) if such Lender shall have delivered to the Borrower a Form W-8 in respect of such Lending Office pursuant to Subsection 10.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower hereunder for the account of such Lending Office for any reason other than a change in the United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8.

       (h) If the Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection 10.1(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

       10.2.  Illegality.    (a)  If after the date hereof any Lender shall
determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Loans, then, on notice thereof by the Lender to the Borrower through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until the Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

       (b) Subject to clause (c) below, if a Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of that Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

       (c) If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

       (d) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

       10.3.  Increased Costs and Reduction of Return.    (a)  If any Lender
shall determine that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made, in the case of clause (i) or
(ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, within 30 days of demand therefor by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

       (b)    If any Lender shall have determined that:

              (i)    the introduction of any Capital Adequacy Regulation;

              (ii)   any change in any Capital Adequacy Regulation;

              (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

              (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within 30 days of demand of such Lender (with a copy to the Agent), the Borrower shall upon demand pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

       10.4.  Funding Losses.    The Borrower agrees to reimburse each Lender
and to hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

       (a) the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

       (b) the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;

       (c) the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

       (d) the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

       (e) the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss or expense sustained by any Lender to the extent arising from the gross negligence or willful misconduct of such Lender. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

       10.5.  Inability to Determine Rates.    If the Agent shall have
determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

       10.6.  Reserves on LIBOR Rate Loans.    The Borrower shall pay to each
Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive absent demonstrative error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days' prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

       10.7.  Certificates of Lenders.    Any Lender claiming reimbursement or
compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder (which certificate shall be delivered by such Lender within 90 days after the date such Lender first has knowledge of the event giving rise to such Lender's right to such reimbursement or compensation and in any event within 360 days after the date of such event) and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

       10.8.  Survival.    The agreements and obligations of the Borrower in
this Article X shall survive the payment of all other Obligations.

       10.9.  Replacement of Lender in Respect of Increased Costs.    Within
forty-five (45) days after receipt by the Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional costs as provided in subsections 10.1, 10.3 and 10.6, the Borrower may, at its option, notify the Agent and such Affected Lender of the Borrower's intention to obtain, at the Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and Commitments to such Replacement Lender, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.

                           ARTICLE XI. - DEFINITIONS

       11.1.  Defined Terms.    The following terms are defined in the Sections
or subsections referenced opposite such terms:

"Acquisition Commitment Fee"                                  1.9(b)(ii)
"Acquisition Documents"                                       2.3(d)
"Acquisition Loan"                                            1.1(c)
"Acquisition Loan Commitment"                                 1.1(c)
"Affected Lender"                                             10.9
"Assignee"                                                    9.8(a)
"Assignment and Acceptance"                                   9.8(a)(ii)
"Borrower"                                                    Preamble
"Commitment Fee Ratio"                                        1.12(d)
"Confidential Information"                                    9.9
"Daily Interest Amount"                                       1.12(d)
"Daily Interest Rate"                                         1.12(d)
"Daily Loan Balance"                                          1.12(d)
"EBITDA"                                                      Exhibit 4.2(b)
"Event of Default"                                            7.1
"Excess Cash Flow"                                            Exhibit 1.8(d)
"Fixed Charge Coverage Ratio"                                 Exhibit 4.2(b)
"Form 1001"                                                   10.1(f)
"Form 4224"                                                   10.1(f)
"Indemnified Person"                                          9.5
"Indemnified Liabilities"                                     9.5
"Interest Coverage Ratio"                                     Exhibit 4.2(b)
"Interest Ratio"                                              1.12(d)
"Interest Settlement Date"                                    1.12(d)
"Lender"                                                      Preamble
"Lender Letter of Credit"                                     1.1(b)
"Letter of Credit Participation Agreement"                    1.1(b)
"Letter of Credit Participation Fee"                          1.9(b)
"Letter of Credit Participation Fee Ratio"                    1.12(d)
"Leverage Ratio"                                              Exhibit 4.2(b)
"Maximum Acquisition Loan Balance"                            1.1(c)
"Maximum Revolving Loan Balance"                              1.1(a)
"Originating Lender"                                          9.8
"Other Taxes"                                                 10.1(b)
"Participant"                                                 9.8(d)
"Permitted Liens"                                             5.1
"Replacement Lender"                                          10.9
"Restricted Payments"                                         5.11

"Revolving Commitment Fee"                                    1.9(b)(i)
"Revolving Loan Commitment"                                   1.1(a)
"Revolving Loan"                                              1.1(a)
"Settlement Date"                                             1.12(b)
"Taxes"                                                       10.1(a)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

       "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by any Wholly-Owned Subsidiary of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Borrower or any Wholly-Owned Subsidiary of all of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Wholly-Owned Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that a Wholly-Owned Subsidiary is the surviving entity.

       "Acquisition Loan Maturity Date" means March 31, 2003.

       "Acquisition Note" means a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit 11.1(a) hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Acquisition Loans made to the Borrower by such Lender.

       "Acquisition Termination Date" means the earlier to occur of: (a) April 30, 2000; and (b) the date on which the Aggregate Acquisition Loan Commitment shall terminate in accordance with the provisions of this Agreement.

       "Adjusted EBITDA" means, as of any determination date, without duplication, EBITDA of the Borrower and its Subsidiaries for the twelve-month period ending on such date, except that Adjusted EBITDA for such twelve month period shall include, without duplication, the Pro Forma EBITDA of any Target acquired pursuant to an Acquisition permitted hereunder for the portion of such period prior to the date of such Acquisition.

       "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an "Affiliate" of the Borrower or of any Subsidiary of the Borrower.

       "Agent" means Antares in its capacity as agent for the Lenders hereunder, and any successor agent.

       "Agent-Related Persons" means Antares and any successor agent arising under Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

       "Aggregate Acquisition Loan Commitment" means the combined Acquisition Loan Commitments of the Lenders, which shall initially be in the amount of $65,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

       "Aggregate Commitment" means the combined Commitments of the Lenders, which shall initially be in the amount of $80,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

       "Aggregate Revolving Loan Commitment" means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $15,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

       "Antares" means Antares Leveraged Capital Corp., a Delaware corporation.

       "Applicable Margin" means (a) from the Closing Date through June 30, 1999, with respect to Base Rate Loans, 1.00%, and with respect to LIBOR Rate Loans, 2.75%, and thereafter, (b) with respect to LIBOR Rate Loans and Base Rate Loans, respectively, the applicable LIBOR margin or Base Rate margin in effect from time to time determined based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:


------------------------------------------------------------------------------------------------------
            Leverage Ratio                       Base Rate Margin                       LIBOR Margin
            --------------                       ----------------                       ------------
3.50 to 1.0 or greater                                1.00%                                 2.75%
------------------------------------------------------------------------------------------------------
3.00 to 1.0 or greater, but less than                 0.75%                                 2.50%
3.50 to 1.0
------------------------------------------------------------------------------------------------------
less than 3.00 to 1.00                                0.50%                                 2.25%
------------------------------------------------------------------------------------------------------


       The Applicable Margin shall be adjusted from time to time on a quarterly basis, commencing with the quarter ending June 30, 1999, upon delivery to the Agent of the monthly financial statements required to be delivered pursuant to
Section 4.1 hereof for the period ending on the last day of such fiscal quarter, accompanied by a written calculation of the Leverage Ratio as of the end of the fiscal quarter for which such financial statements are delivered certified on behalf of the Borrower by a Responsible Officer. If such calculation indicates that the Applicable Margin, shall increase or decrease, then on the first day of the month following the date of delivery of such financial statements and written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for the last month of any fiscal quarter by the date required pursuant to Section 4.1, then, effective as of the first day of the month following the end of the fiscal month during which such financial statements were to have been delivered, and continuing to the first day of the month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be 1.00%, with respect to Base Rate Loans, and 2.75%, with respect to LIBOR Rate Loans.

       "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

       "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

       "Base Rate" means, for any day, a rate of interest equal to the rate of interest which is identified as the "Prime Rate" and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Agent may select).

       "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

       "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower on the same day by the Lenders pursuant to Article I.

       "Borrowing Base" means, as of any date of determination, (a) Adjusted EBITDA (based upon the most recent monthly financial statements then required to have been delivered to the Agent pursuant to_subsection 4.1(b) but including the Pro Forma EBITDA of all Targets acquired following the date of such financial statements and on or prior to such date of determination) multiplied by the Leverage Multiple less (b) total consolidated Indebtedness of the Borrower and its Subsidiaries as of such date of determination (excluding the Acquisition Loans, Revolving Loans and the Letter of Credit Participation Liability).

       "Borrowing Base Certificate" means a duly completed certificate of the Borrower, in substantially the form of Exhibit 11.1(b) hereto.

       "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

       "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

       "Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

       "Capital Lease" means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

       "Capital Lease Obligations" means all monetary obligations of the Borrower or any of its Subsidiaries under any Capital Leases.

       "Cash Equivalents" means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six (6) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three (3) months.

       "Change of Control" means any of the following: (a) prior to the consummation of a registered public offering of the Borrower's common stock, the Permitted Holders shall cease to be the "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of at least 51% of the issued and outstanding shares of capital stock of Borrower having the right to vote in the election of directors of the Borrower under ordinary circumstances; (b) any Person or group of persons (within the meaning of the Exchange Act) (other than the Permitted Holders) shall acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the issued and outstanding shares of capital stock of the Borrower having the right to vote for the election of directors of the Borrower under ordinary circumstances; (c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (d) the Borrower (or any Wholly-Owned Subsidiary of the Borrower) shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of any of its Subsidiaries; or (e) the occurrence of any event constituting a "Change of Control", as defined in the Indenture, shall occur.

       "Closing Date" means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent.

       "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

       "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower as debtor and its Subsidiaries in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

       "Collateral Documents" means, collectively, the Security Agreement, the Mortgages, the Guaranty, the Pledge Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of the Borrower or its Subsidiaries and any Lender or the Agent for the benefit of the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Borrower or its Subsidiaries as debtor in favor of any Lender or the Agent for the benefit of the Lenders, as secured party.

       "Commitment" means, for each Lender, the sum of its Acquisition Loan Commitment and its Revolving Loan Commitment.

       "Commitment Percentage" means, as to any Lender, the percentage equivalent of such Lender's Acquisition Loan Commitment or Revolving Loan Commitment divided by the Aggregate Acquisition Loan Commitment or Aggregate Revolving Loan Commitment, as applicable.

       "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

       "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

       "Controlled Group" means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with the Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code.

       "Conversion Date" means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

       "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

       "Disposition" means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a) and 5.2(c) and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any equity securities issued by any Subsidiary of the Borrower and held by such transferor Person.

       "Disqualified Capital Stock" means any capital stock of the Borrower which, by its terms (or by the terms of (i) any security into which it is convertible or for which it is exchangeable or (ii) any agreement between the Borrower and the holders of such capital stock), or upon the happening of any event , matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on or prior to February 1, 2005; provided, however, that any capital stock of the Borrower that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Borrower to repurchase or redeem such capital stock upon the occurrence of a "Change of Control" or an "Asset Sale" (as such terms are defined in the Indenture as in effect on the Closing Date) shall not constitute Disqualified Capital Stock if (i) the terms of such capital stock provide that the Borrower may not repurchase or redeem such capital stock unless such redemption or repurchase does not violate this Agreement and (ii) such capital stock does not otherwise constitute "Disqualified Capital Stock" within the meaning of the Indenture as in effect on the date hereof.

       "Dollars", "dollars" and "$" each mean lawful money of the United States of America.

       "Eligible Assignee" means any of: (a) a commercial bank organized under the laws of the United States, or any State thereof; (b) a commercial bank organized under the laws of any other country; or (c) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of its business.

       "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by the Borrower.

       "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

       "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b), 414(c) or 414(m) of the Code.

       "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent





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to terminate, the treatment of a plan amendment as a termination under Section
4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA;
(e) a failure by the Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Borrower or any Subsidiary of the Borrower may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Borrower or any member of the Controlled Group may be directly or indirectly liable.

       "Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or
(c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

       "Exchange Act" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

       "Exchangeable Preferred Stock" means, collectively, the 10% Exchangeable Preferred Stock and the 13% Exchangeable Preferred Stock.

       "10% Exchangeable Preferred Stock" means the Borrower's 10% Exchangeable Preferred Stock, par value $.01 per share.

       "13% Exchangeable Preferred Stock" means the Borrower's 13% Exchangeable Preferred Stock, par value $.01 per share.

       "13% Exchangeable Stock Documents" means the Securities Purchase Agreement dated as of the Closing Date (the "Securities Purchase Agreement") among the Borrower and Ares Leveraged Investment Fund, L.P. and S.V. Leveraged Capital Partners, L.P., the shares of 13% Exchangeable Preferred Stock issued pursuant to the Securities Purchase Agreement, the respective Registration Rights Agreements contemplated by the Securities Purchase Agreement and the other agreements entered into among the Borrower and the purchasers of the 13% Exchangeable Preferred Stock pursuant to the Securities Purchase Agreement.





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       "Family Member" means, when used with reference to any natural Person, such Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoptions or consanguinity), and shall mean a trust, the primary beneficiary of which is the Person's spouse, siblings, parents, children, or other lineal descendants (whether by adoption or consanguinity).

       "Federal Funds Rate" means, for any period, the rate per annum set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

       "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

       "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

       "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

       "Guaranty" means that certain Guaranty, dated as of even date herewith, in form and substance reasonably acceptable to the Agent and the Borrower, made by each Subsidiary of the Borrower in favor of the Agent, for the benefit of Agent and Lenders.

       "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

       "Indebtedness" of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase





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price of property or services (other than trade payables entered into in the
Ordinary Course of Business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (h) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

       "Indenture" means that certain Amended and Restated Indenture dated as of April 30, 1998, among the Borrower, as Issuer, the Subsidiary Guarantors parties thereto and U.S. Trust Company of Texas, N.A., as Trustee, relating to the Senior Notes, as such Indenture may be amended, restated or supplemented from time to time to the extent not prohibited hereunder.

       "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

       "Interest Payment Date" means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval, and (c) with respect to Base Rate Loans, the first day of each calendar quarter and each date a Base Rate Loan is converted into a LIBOR Rate Loan.

       "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

              (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the





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       next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

              (b) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

              (c) no Interest Period for any Acquisition Loan shall extend beyond the Acquisition Loan Maturity Date and no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date; and

              (d) no Interest Period applicable to an Acquisition Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Acquisition Loans, unless the aggregate principal amount of Acquisition Loans represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

       "Lending Office" means, with respect to any Lender, the office or offices of the Lender specified as its "Lending Office" opposite its name on the applicable signature page hereto, or such other office or offices of the Lender as it may from time to time notify the Borrower and the Agent.

       "Letter of Credit Participation Liability" means, as to each Lender Letter of Credit and each Letter of Credit Participation Agreement, all reimbursement obligations and all other liabilities of the Borrower or any of its Subsidiaries to the Agent and the Lenders in connection with such Lender Letter of Credit or, in the case of any Letter of Credit Participation Agreement, all such obligations and liabilities of the Borrower or any of its Subsidiaries or of the Agent to the issuer of the letter of credit for which the Letter of Credit Participation Agreement was issued, in any such case whether contingent or otherwise, including with respect to any letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) without duplication, all amounts which have been paid or made available by the issuing bank or by the Agent under such letter of credit or Letter of Credit Participation Agreement in respect thereof, in each instance, to the extent not reimbursed; and (c) all unpaid interest, fees and expenses associated with such letter of credit .

       "Leverage Multiple" means 7.00 during the period from the Closing Date through March 30, 1999; 6.75 during the period from March 31, 1999 through June 29, 1999; 6.50 during the period from June 30, 1999 through September 29, 1999;
6.25 during the period from September 30, 1999 through March 30, 2000; 6.00 during the period from March 31, 2000 through June 29, 2000; 5.75 during the period from June 30, 2000 through September 29, 2000; 5.50 during the period from September 30, 2000 through March 30, 2001; 5.25 during the period from March 31,





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2001 through June 29, 2001; 5.00 during the period from June 30, 2001 through
December 30, 2001; 4.75 during the period from December 31, 2001 through June 29, 2002; 4.50 during the period from June 30, 2002 through September 29, 2002; and 4.25 thereafter.

       "LIBOR" means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

       "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

       "Loan" means an extension of credit by a Lender to the Borrower pursuant to Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

       "Loan Documents" means this Agreement, the Notes, the Collateral Documents and all documents delivered to the Agent in connection therewith.

       "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

       "Majority Lenders" means at any time (a) Lenders then holding at least fifty-one percent (51%) of the Aggregate Commitment then in effect or (b) if the Commitments have been terminated, Lenders then having at least fifty-one percent (51%) of the aggregate principal amount of the Loans then outstanding.

       "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of (i) the ability of the Borrower to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement, (ii) the ability of any Subsidiary to pay any of its obligations and liabilities to the Agent or any Lender under the Loan Documents or (iii) the ability of the





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Borrower to avoid any Event of Default; or (c) a material adverse effect upon
(i) the legality, validity, binding effect or enforceability of this Agreement, any Note or any Collateral Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Lenders under any of the Collateral Documents.

       "Mortgage" means any deed of trust, mortgage or other document creating a Lien on real property or any interest in real property.

       "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which Borrower or any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

       "Net Issuance Proceeds" means, in respect of any issuance of debt or equity, cash proceeds and the fair market value of non-cash proceeds received by Borrower or any of its Subsidiaries in connection therewith, net of out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

       "Net Proceeds" means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition, net of: (a) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (b) sale, use or other transaction taxes paid or payable as a result thereof, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition, and (d) appropriate amounts to be provided by the Borrower or any of its Subsidiaries, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Disposition and retained by the Borrower or any Subsidiary, as the case may be, after such Disposition. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss net of (i) all money actually applied to repair, reconstruct or replace the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses incurred in connection with the collection of such proceeds, award or other payments, and
(iii) any amounts retained by or paid or payable to parties having superior rights to such proceeds, awards or other payments.

       "Note" means any Revolving Note, Acquisition Note or Term Note and "Notes" means all such Notes.

       "Notice of Borrowing" means a notice given by the Borrower to the Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

       "Notice of Conversion/Continuation" means a notice given by the Borrower to the Agent pursuant to Section 1.6, in substantially the form of Exhibit 11.1(d) hereto.





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       "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to any Lender, the Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

       "Ordinary Course of Business" means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

       "Organization Documents" means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificate of formation.

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

       "Permitted Holders" means the following Persons: Ares Leveraged Investment Fund, L.P., Culligan Water Technologies, Inc., Erica Jesselson, SV Capital Partners, L.P., Norwest Equity Partners V, The Food Fund II Limited Partnership, A.J. Lewis III, Steven P. Rosenberg, and James F. Stuart, and any of their respective Affiliates and Family Members, each of the foregoing individually being a "Permitted Holder,"

       "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

       "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any member of the Controlled Group sponsors or maintains or to which the Borrower or any member of the Controlled Group makes, is making or is obligated to make contributions.

       "Pledge Agreement" means the Pledge Agreement, dated as of even date herewith, in form and substance reasonably acceptable to the Agent and the Borrower, made by the Borrower in favor of the Agent, for the benefit of the Lenders.

       "Pledged Collateral" has the meaning specified in the Pledge Agreement.





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       "Prior Indebtedness" means the indebtedness and obligations specified on
Schedule 11.1 hereto.

       "Pro Forma EBITDA" means, with respect to any Target, EBITDA for such Target for the most recent twelve (12) month period for which financial statements are available at the time of determination thereof, adjusted by verifiable expense reductions, including excess owner compensation, if any, which are expected to be realized, in each case calculated by the Borrower and approved by the Agent pursuant to Section 5.16.

       "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

       "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

       "Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

       "Reddy Ice Purchase Agreement" means the Stock Purchase Agreement dated as of March 27, 1998 between the Borrower and Suiza Foods Corporation.

       "Related Agreements" means the Reddy Ice Purchase Agreement, the Senior Notes Documents and the Preferred Stock Documents.

       "Related Transactions" means the transactions contemplated by the Related Agreements.

       "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in
Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

       "Required Lenders" means, at any time (a) Lenders then holding at least sixty-six and two-thirds percent (66-2/3%) of the Aggregate Commitment or (b) if the Commitments have been terminated, Lenders then having at least sixty six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Loans then outstanding.

       "Requirement of Law" means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an





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arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

       "Responsible Officer" means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

       "Revolving Note" means a promissory note of the Borrower payable to the order of a Lender and otherwise substantially the form of Exhibit 11.1(e) hereto, evidencing indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

       "Revolving Termination Date" means the earlier to occur of: (a) March 31, 2003; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

       "SEC" means the Securities and Exchange Commission, or any entity succeeding to any of its principal functions.

       "Security Agreement" means the Security Agreement, dated as of even date herewith, in form and substance reasonably satisfactory to the Agent and the Borrower, made by the Borrower and each Subsidiary of the Borrower in favor of the Agent for the benefit of the Lenders.

       "Senior Notes" means those Series A 9 3/4% Senior Notes due February 1, 2005 in the aggregate principal amount of $270,000,000 issued on or prior to the Closing Date pursuant to the Indenture, and any substantially identical Series B 9 3/4% Senior Notes due February 1, 2005 which are issued under the Indenture in exchange for such Series A 9 3/4% Senior Notes pursuant to the Registration Rights Agreement contemplated by the Indenture.

       "Senior Notes Documents" means the Indenture, the Senior Notes, the respective Purchase Agreements dated as of January 22, 1998 and the Closing Date between the Borrower and the initial purchaser of the Senior Notes, the Registration Rights Agreement contemplated by the Indenture and the other agreements executed pursuant to the foregoing.

       "Solvent" means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they





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mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

       "Subordinated Indebtedness" means all Indebtedness of the Borrower or any of its Subsidiaries which is subordinated in right of payment to the Obligations in a manner satisfactory to the Agent and the Required Lenders.

       "Subsidiary" of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

       "Target" means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

       "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

       "Unfinanced Capital Expenditures" means Capital Expenditures financed with the proceeds of Indebtedness (excluding Revolving Loans).

       "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

       "United States" and "U.S." each means the United States of America.

       "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries of the Borrower, or both.

       "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

       11.2.  Other Interpretive Provisions.

       (a)    Defined Terms.    Unless otherwise specified herein or therein,
all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

       (b)    The Agreement.    The words "hereof", "herein", "hereunder" and
words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified.

       (c)    Certain Common Terms.    The term "documents" includes any and
all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation."

       (d)    Performance; Time.    Whenever any performance obligation
hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

       (e)    Contracts.    Unless otherwise expressly provided herein,
references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments thereto, restatements thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

       (f)    Laws.    References to any statute or regulation are to be
construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

       11.3.  Accounting Principles.    (a)  Unless the context otherwise
clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

       (b) References herein to "fiscal year", "fiscal quarter" and "fiscal month" refer to such fiscal periods of the Borrower.

[Balance of page intentionally left blank; signature page follows]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.



                                           PACKAGED ICE, INC.


                                           By:
                                              ------------------------------
                                           Title:
                                                 ---------------------------
                                           Borrower's FEIN:
                                                            ----------------
                                           Address for notices:


                                           ---------------------------------

                                           ---------------------------------
                                           Attn:
                                                 ---------------------------
                                           Facsimile:
                                                     -----------------------
                                           Address for Wire Transfers:


                                           ---------------------------------

                                           ---------------------------------
                                           ANTARES LEVERAGED CAPITAL CORP.,
                                            as Agent and as a Lender


                                           By:
                                              ------------------------------
                                           Title:  Director

                                           Address for notices:

                                           311 South Wacker Drive
                                           Suite 2725
                                           Chicago, IL 60606
                                           Attn:  David Swanson
                                           Facsimile: (312) 697-3998
                                           Telephone: (312) 697-3955

                                           Address for payments:

                                           Antares Leveraged Capital Corp.
                                           Account # 4070-6016
                                           Citibank N.A., NY
                                           ABA # 021000089
                                           Reference: Packaged Ice, Inc.
                                           Please advise Jim Luchansky at
                                           (312) 697-3991 upon receipt

                                SCHEDULE 1.1(a)
                           REVOLVING LOAN COMMITMENTS

Antares Leveraged Capital Corp.                            $15,000,000

                                SCHEDULE 1.1(c)
                          ACQUISITION LOAN COMMITMENTS

       Antares Leveraged Capital Corp.                   $65,000,000



                                      2